Exhibit 10.1

INVESTMENT AGREEMENT

in relation to

A.T.C. S.r.l.

by and among

Genenta Science S.p.A.

as the Investor

and

Marco Spiga

Mattia Berardinetti

Gioacchino Specchi

as Existing Shareholders

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INDEX

SECTION I – General Provision		6

1.	RECITAL, INTERPRETATION AND DEFINITIONS	6

SECTION II – Purpose of the Agreement		15

2.	PURPOSE OF THIS AGREEMENT	15

SECTION III – Execution of the investment		17

3.	EXECUTION OF THE TRANSACTION	17

4.	INTERIM PERIOD	21

5.	OTHER CLOSING OR POST-CLOSING UNDERTAKINGS	21

6.	UNDERTAKINGS REGARDING THE SUBSCRIPTION AND PAYMENT OF THE SECOND TRANCHE OF THE CAPITAL INCREASE	22

7.	UNDERTAKINGS REGARDING THE SUBSCRIPTION AND PAYMENT OF THE THIRD TRANCHE OF THE CAPITAL INCREASE	25

SECTION IV – Investor Put Option Rights		29

8.	LICENSE PUT OPTION	29

9.	UNDERPERFORMANCE PUT OPTION	29

10.	COMMON PROVISION ON INVESTOR PUT OPTION RIGHTS	30

SECTION V – Representations and Warranties. Indemnification Obligations		30

11.	REPRESENTATIONS AND WARRANTIES	30

12.	INDEMNIFICATION OBLIGATIONS	31

SECTION VI – General Provisions		37

13.	MISCELLANEOUS	37

14.	NOTICES	39

15.	GOVERNING LAW AND JURISDICTION	40

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To:

Genenta Science S.p.A.

via Olgettina no. 58,

20132 – Milan

Italy

To the kind attention of Pierluigi Paracchi

via PEC (certified email) at: genentascience@legalmail.it

Milan, January 23, 2026

Subject: Project Gecko – Investment Agreement in the corporate capital of A.T.C. S.r.l.; acceptance.

Dear Sirs,

We refer to your investment agreement proposal set forth below, which we hereby accept in its entirety and unconditionally.

***

“To:

A.T.C. S.r.l.

via dei Tigli no. 7/9

20853 – Biassono (MB)

Italy

To the kind attention of Mr. Marco Spiga and Mr. Mattia Berardinetti via PEC (certified email) at the following address: atcrsrl@lamiapec.it

Dear Mr.

Marco Spiga

Via Cesana e Villa no. 37

20853 – Biassono (MB)

Italy

via email at the following address: marco.spiga67@gmail.com

Dear Mr.

Mattia Berardinetti

Via Galileo Ferraris no. 8

20092 – Cinisello Balsamo (MI)

Italy

via email at the following address: info@atc.srl

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Dear Mr.

Gioacchino Specchi

Via Puglie no. 8/A

20025 – Legnano (MI)

Italy

via email at the following address: info@atc.srl

Milan, January 23, 2026

Subject: Project Gecko – Investment Agreement in the corporate capital of A.T.C. S.r.l.; proposal.

Dear Sirs,

further to our previous discussions, we hereby set out our proposal of investment agreement in the corporate capital of A.T.C. S.r.l..

We kindly ask you to confirm that the following correctly reflects the terms of the agreements reached, by reproducing our proposal on a separate document, duly signed and initialled on each page by a duly authorized signatory.

*      *      *

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INVESTMENT AGREEMENT

This investment agreement (the “Agreement”) is entered into as of January, 23 2026 (the “Signing Date”):

by and among

1.	Genenta Science S.p.A., a joint-stock company (società per azioni) established and incorporated under the laws of Italy, with registered office in Milan, via Olgettina no. 58, tax code and registration number with the Companies’ Register of Milan, Monza-Brianza and Lodi no. 08738490963, represented by Pierluigi Paracchi, duly empowered (“GNT” or the “Investor”);

- on one side -

and

2.	A.T.C. S.r.l., a limited liability company (società a responsabilità limitata) established and incorporated under the laws of Italy, with registered office in Biassono (MB), via dei Tigli no. 7/9, tax code and registration number with the Companies’ Register of Milan, Monza-Brianza and Lodi no. 11001120960, represented by Mr. Marco Spiga and Mr. Mattia Berardinetti (“ATC” or the “Company”);

3.	Marco Spiga, born in Monza (MB), on August 22, 1967, domiciled in Biassono (MB), via Cesana e Villa no. 37, tax code SPGMRC67M22F704M (“Marco Spiga”);

4.	Mattia Berardinetti, born in Bollate (MB), on June 15, 1987, domiciled in Cinisello Balsamo (MI), via Galileo Ferraris no. 8, tax code BRRMTT87H15A940X (“Mattia Berardinetti”);

5.	Gioacchino Specchi, born in Canicattì (AG), on December 27, 1962, domiciled in Legnano (MI), via Puglie no. 8/A, tax code SPCGCH62T27B602R (“Gioacchino Specchi” and, together with Marco Spiga and Mattia Berardinetti, the “Existing Shareholders”);

(the Investor, the Company and the Existing Shareholders are hereinafter referred to as the “Parties” and each a “Party”).

WHEREAS

A.	ATC is a company engaged in precision mechanical engineering for the firearms industry, with a particular specialization in the manufacturing, sale (to clients located in the European Union or outside European Union) and customization of rifles, carbines and other tactical, military and sporting equipment (“Business”).

B.	As of the Signing Date, the corporate capital of the Company is equal to Euro 10,000.00 (ten thousand/00) and it is entirely held by the Existing Shareholders, as follows:

(i)	Marco Spiga holds a quota with a nominal value of Euro 6,000.00 (six thousand/00), representing 60% (sixty percent) of the Company’s corporate capital;

(ii)	Mattia Berardinetti holds a quota with a nominal value of Euro 3,500.00 (three thousand and five hundred/00), representing 35% (thirty-five percent) of the Company’s corporate capital;

(iii)	Gioacchino Specchi holds a quota with a nominal value of Euro 500.00 (five hundred/00), representing 5% (five percent) of the Company’s corporate capital.

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C.	GNT is an industrial aggregator operating across the biotech, defense, and cybersecurity sectors as well as other strategic sectors, and is participated in by “Praexidia Foundation”, a recognized Italian entity focused on supporting strategic enterprises in the fields of defense, security, and high-innovation technologies. GNT aims to provide a scalable and long-term platform for industrial growth, fostering value creation through the integration, development and expansion of high-potential businesses operating within these critical industries.

D.	On September 9, 2025, Praexidia Industrie Strategiche S.p.A. (formerly, Praexidia S.r.l.s.) (“PRXD”) and the Existing Shareholders entered into a non-binding offer setting forth, inter alia, the principal terms of an investment in the Company’s corporate capital to be made by PRXD, or another listed vehicle designated by PRXD, i.e., the Investor, potentially resulting in the Investor holding up to 51% (fifty-one percent) of the Company’s corporate capital.

E.	Starting from October 3, 2025 and until December 10, 2025, the Investor carried out, also through its own advisors, a legal, regulatory, tax, accounting, and financial due diligence on the Company (the “Due Diligence”), during which it has reviewed the documentation provided by the Company and the Existing Shareholders.

F.	On October 16, 2025, the Investor duly carried out the pre-notification procedure pursuant to Article 7 of the Decree of the President of the Council of Ministers (DPCM) dated 1 August 2022, no. 133 (“DPCM no. 133/2022”), concerning the information on the transaction contemplated by this Agreement. Subsequently, with communication dated November 13, 2025, sub Annex F (Golden Power Communication), and pursuant to Article 7 of the aforementioned DPCM no. 133/2022, the Department for Administrative Coordination of the Presidency of the Council of Ministers formally notified the non-exercise of the special powers in relation to the Transaction (as defined below).

G.	By executing this Agreement, the Parties intend to provide for, inter alia, (i) the terms of the investment by GNT in the Company’s corporate capital, and (ii) the Parties’ respective rights and obligations in relation to the Agreement; as regulated under the following Paragraphs.

SECTION I – General Provision

1.	Recital, interpretation and definitions

1.1	Recitals and Annexes

1.1.1	The above recitals (“Recitals”) and the annexes (“Annexes”) to this Agreement constitute an integral, substantive and essential part of the Agreement and are of a binding nature on and among the Parties.

1.1.2	The following Annexes are attached to this Agreement:

Annex F	(Golden Power Communication)

Annex 2.1(a)	(New Articles of Association)

Annex 2.1(d)	(Shareholders’ Agreement)

Annex 2.1(e)	(Main terms and conditions of the Spiga Management Agreement)

Annex 2.1(f)	(Main terms and conditions of the Mario Berardinetti Management Agreement)

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Annex 2.1(g)	(Main terms and conditions of the Mattia Berardinetti Management Agreement)

Annex 3.2.1(i)	(Resignation Letter)

Annex 3.2.2 (ii)	(Waiver Letter)

Annex 3.2.6 (i)	(CEO’s Management Powers)

Annex 11.1	(Representations and Warranties of the Existing Shareholders)

Annex 11.5	(Representations and Warranties of the Investor)

1.2	Definitions

In addition to the other terms defined elsewhere in this Agreement, capitalized terms listed in this Paragraph 1.2 (Definitions) shall have the meaning attributed to them herein below:

“Accounting Principles”	means the accounting principles set forth in the Italian Civil Code, as integrated by the accounting principles prepared by the Italian National Council of Accountants (Consiglio Nazionale dei Dottori Commercialisti e Consiglio Nazionale dei Ragionieri), as amended and integrated by the OIC (Organismo Italiano di Contabilità).

“Action to Effect the Transaction”	shall have the meaning set forth in Paragraph 2.1.

“Agreement”	shall have the meaning set forth in the Preamble.

“Amnesty”	shall have the meaning set forth in Paragraph 8.2.6.

“Annexes”	shall have the meaning set forth in Paragraph 1.1.1.

“Applicable Law”	means any applicable supra-national, national, federal, state, municipal or local statute, law, decree, regulation, rule or code of any applicable jurisdiction (including any judicial or administrative interpretation thereof).

“Auditor Determination”	shall have the meaning set forth in Paragraph 7.3(iii)(d).

“Auditor Notice”	shall have the meaning set forth in Paragraph 7.3(ii).

“Authority”	means any legislative, executive, judicial, governmental, regulatory, arbitral or similar body, entity, agency, commission, department or authority, whether national, supranational, regional, local or foreign.

“Basket”	shall have the meaning set forth in Paragraph 8.2.1(ii).

“Board of Directors”	shall have the meaning set forth in Paragraph 3.2(iii)(b).

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“Business”	shall have the meaning set forth in Recital A.

“Business Day”	means any calendar day other than Saturdays, Sundays and any other day in which the banks are normally closed for commercial activities in Milan.

“Cap”	shall have the meaning set forth in Paragraph 8.2.1(iii).

“Capital Increase”	shall have the meaning set forth in Paragraph 2.1(c).

“Claim”	shall have the meaning set forth in Paragraph 8.3.1(ii).

“Class A Quotas”	means any Quota of the Company’s corporate capital of class A, which will be entrusted with the rights provided in the Shareholders’ Agreement and in the New Articles of Association.

“Class B Quotas”	means any Quota of the Company’s corporate capital of class B, which will be entrusted with the rights provided in the Shareholders’ Agreement and in the New Articles of Association, issued upon subscription of the Capital Increase.

“Closing Date”	Shall have the meaning set forth in Paragraph 3.1

“Company’s Bank Account”	means the bank account opened in the name of the Company, IBAN number IT35 L051 1633 8400 0000 0002 868.

“Company” or “ATC”	means A.T.C. S.r.l., as better identified in the Preamble.

“De Minimis Threshold”	shall have the meaning set forth in Paragraph 12.2.1(i).

“Disputed Items”	shall have the meaning set forth in Paragraph 7.2(iii).

“DPCM no. 133/2022”	shall have the meaning set forth in Recital F.

“Due Diligence”	shall have the meaning set forth in Recital E.

“EBITDA”	means the Company’s operating result before interest, taxes, depreciation, and amortization, which is calculated by:

(i)	subtracting from the production value (Valore della produzione) provided under section (A) of Article 2425 of the Italian Civil code, the production costs (Costi della produzione) provided under section (B) of Article 2425 of the Italian Civile Code;

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(ii)	excluding from the production value (Valore della produzione) the changes in inventories of work in progress, semi-finished and finished goods (variazioni delle rimanenze di prodotti in corso di lavorazione, semilavorati e finite) specified under section (A), number (2) of Article 2425 of the Italian Civil Code; and

(iii)	adding back to the result of the subtraction above the value of the non-cash items specified under section (B), number (10), letters (a), (b) and (c) of Article 2425 of the Italian Civil Code, and namely the amortization of intangible assets (ammortamento delle immobilizzazioni immateriali), the amortization of tangible assets (ammortamento delle immobilizzazioni materiali), and other write-downs of fixed assets (altre svalutazioni delle immobilizzazioni).

It is expressly understood between the Parties that all fees, costs and/or expenses indicated in Article 13.8 of this Agreement, shall be excluded from the calculation of the EBITDA.

“Encumbrance”	means any right in rem (diritto reale), security right in rem (diritto reale di garanzia), or right of enjoyment in rem (diritto reale di godimento), as well as any similar rights, including, without limitations, mortgages, hypothecations, pledges, liens (statutory or otherwise), burdens, easements, charges, security interests, encumbrances, assessments, adverse rights, interest, claims, licenses, covenants, title defects, option rights, pre-emption rights, rights of first refusal, or other restriction or limitation of any nature whatsoever, including any voting trusts, agreements or proxies, that create or have similar effect.

“Existing Shareholders”	means anyone among Mr. Marco Spiga, Mr. Mattia Berardinetti and Mr. Gioacchino Specchi, as better identified in the Preamble.

“Financial Statement 2026”	shall have the meaning set forth in Paragraph 7.2(i).

“First Tranche of the Capital Increase”	shall have the meaning set forth in Paragraph 2.1(c).

“Gioacchino Specchi”	means Mr. Gioacchino Specchi, as better identified in the Preamble.

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“Golden Power Regulation”	means Law Decree No. 21 of 15 March 2012, and the related implementing decrees, as subsequently amended and replaced.

“Growth Cash Needs”	shall have the meaning set forth in Paragraph 7.8.

“Indemnification”	shall have the meaning set forth in Paragraph 8.1.1.

“Indemnification Notice”	shall have the meaning set forth in Paragraph 8.3.1(i).

“Indemnified Party”	shall have the meaning set forth in Paragraph 12.3.1.

“Indemnifying Party”	shall have the meaning set forth in Paragraph 12.3.1.

“Independent Auditor”	means (i) an independent auditing firm of international standing, that did not enter into professional or business relationships with one of the Parties in the previous 3 (three) years and that is not in a conflict of interest with any of the Parties, jointly selected by the Investor, the Existing Shareholders and the Company by and among Ernst & Young, ReviCom S.r.l. and Deloitte, or any other auditing firm jointly agreed upon by the Parties, or, in the event of any failure to do so by the above-indicated Parties within 10 (ten) Business Days of the initial proposal made by any such Party to the other Party/ies, (ii) an independent auditing firm of international standing to be designated by the President of the Court of Milan (Presidente del Tribunale di Milano), upon request of one of the Parties also in the interest of the others, such designation being definitive and binding upon the Parties.

“Interim Financial Statement at 30 June 2027”	shall have the meaning set forth in Paragraph 7.2(ii).

“Interim Period”	shall have the meaning set forth in Paragraph 4.1.

“Investor” or “GNT”	shall have the meaning set forth in the Preamble.

“Investor Put Option Consideration”	shall have the meaning set forth in Paragraph 10.2.

“Investor Put Option Notices”	shall have the meaning set forth in Paragraph 9.2.

“Investor Put Option Rights”	shall have the meaning set forth in Paragraph 9.1.

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“Italian Civil Code”	means the Italian civil code approved by Royal Decree dated March 16, 1942, no. 262, as subsequently amended and restated.

“Licenses”	means all licenses that are strictly necessary for the performance of the Business, including the following licenses: (i) license pursuant to article 28 of Royal Decree no. 773 of 18 June 1931 (Testo Unico delle Leggi di Pubblica Sicurezza), issued by the Prefecture of Milan to Mario Berardinetti acting as legal representative of the Company, lastly renewed with public order of the Prefecture of Milan no.0075505 issued on 5 December 2024; and (ii) license pursuant to article 31 of Royal Decree no. 773 of 18 June 1931 (Testo Unico delle Leggi di Pubblica Sicurezza), issued by the police headquarter (Questura) of the province of Monza-Brianza to Mario Berardinetti acting as legal representative of the Company, as provided by public order of the police chief of Monza-Brianza no. 0044870 issued on 21 November 2024.

“License Notice”	shall have the meaning set forth in Paragraph 8.2.

“License Put Option Notice”	shall have the meaning set forth in Paragraph 8.3.

“License Put Option Right”	shall have the meaning set forth in Paragraph 8.1.

“License Revocation”	means any final or immediately enforceable measure by a competent Authority revoking, invalidating or definitively withdrawing the Licenses, due to an act and/or an omission carried out before the Closing Date and attributable to one or more Existing Shareholders, also when acting on behalf of the Company.

“License Suspension”	means any measure by a competent Authority temporarily suspending, restricting or otherwise preventing, in whole or in material part, the use or effectiveness of the Licenses (due to an act and/or an omission carried out before the Closing Date and attributable to one or more Existing Shareholders, also when acting on behalf of the Company), for at least 2 (two) calendar months, unless the Company has obtained a precautionary measure suspending the Licence Suspension.

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“Loss”	means any and all damage indemnifiable as per article 1223 et seq. of the Italian Civil Code, including loss of profits and business opportunities and any damage (and the resulting loss, cost, expense, liability, charge, disbursement) to the goodwill or reputation of the Company and/or the Investor; provided that, with reference to any damage indemnifiable related to licenses, permits, registrations and notifications and any related authorizations under Royal Decree no. 773 of 18 June 1931 (Testo Unico delle Leggi di Pubblica Sicurezza) and Law no. 185 of 9 July 1995 (Norme sul controllo dell’esportazione, importazione e transito dei materiali di armament), the term “Loss” shall be deemed to include also any indirect and consequential damages.

“Marco Spiga”	means Mr. Marco Spiga, as better identified in the Preamble.

“Mario Berardinetti”	means Mr. Mario Berardinetti, born in Trinitapoli (FG) on May 27, 1995, domiciled in Milan, Via Pellegrino Rossi no. 81, tax code BRRMRA55327B915X.

“Mattia Berardinetti”	means Mr. Mattia Berardinetti, as better identified in the Preamble.

“Mattia Berardinetti Management Agreement”	shall have the meaning set forth in Paragraph 2.1(g).

“New Articles of Association”	shall have the meaning set forth in Paragraph 2.1(a).

“Notary”	means the notary public Andrea De Costa, with office at Milan, Via Agnello no. 18.

“Notice of Challenge”	shall have the meaning set forth in Paragraph 8.3.1(iii).

“Objection Notice”	shall have the meaning set forth in Paragraph 7.2(iii).

“Ordinary Course”	means the management of the Company in line with past business practice of such company in the last 2 (two) years as well as according to the Italian market practice and Applicable Law.

“Party”	shall have the meaning set forth in the Preamble.

“PRXD”	shall have the meaning set forth in Recital D.

“Quotas”	means any outstanding quotas representing the corporate capital of the Company issued from time to time by the Company, in accordance with the articles of association.

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“Recitals”	shall have the meaning set forth in Paragraph 1.1.1.

“Representations and Warranties of the Existing Shareholders”	shall have the meaning set forth in Paragraph 11.1.

“Representations and Warranties of the Investor”	shall have the meaning set forth in Paragraph 11.5.

“Resigning Directors”	shall have the meaning set forth in Paragraph 3.2(i).

“Second Tranche of the Capital Increase”	shall have the meaning set forth in Paragraph 2.1(c)

“Shareholders’ Agreement”	shall have the meaning set forth in Paragraph 2.1(d).

“Signing Date”	shall have the meaning set forth in the Preamble.

“Spiga Management Agreement”	shall have the meaning set forth in Paragraph 2.1(e).

“Target EBITDA”	shall have the meaning set forth in Paragraph 7.1.

“Target Turnover”	shall have the meaning set forth in Paragraph 6.1.

“Tax”	means (i) any Italian or foreign form of taxation duty, levy, charge, fee, assessment of any nature whatsoever and wherever arising directly or indirectly, whether or not any such taxation, duty, levy, charge, fee, tariff or assessment arises in respect of actual, deemed, gross or net income, profit, gain, value, receipt, payment, sale, use, occupation, franchise, value added property or right and any penalty, charge, surcharge, fine or interest payable in connection with any such taxation, duty, levy, charge, fee, tariff, or assessment, including, without limitation, collectively, personal income tax, corporate income tax (including, income tax or amounts on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), local tax on production value, capital gains tax, development land tax, inheritance tax, value-added tax, tax on holding and/or transfer of property, stamp duty, registration tax, mortgage and cadastral taxes, duties of customs and excise, substitute taxes, use taxes, taxes on industrial licensing, taxes related to employment and/or personnel management (including employee withholding or employee payroll), as well as withholdings, social security contributions, severance, or other governmental taxes or charges, imposed by any Authority, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, (ii) any liability for the payment of any amount referred to in point (i).

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“Third-Party Claims”	shall have the meaning set forth in Paragraph 8.3.1(ii).

“Third Tranche of the Capital Increase”	shall have the meaning set forth in Paragraph 2.1 (iii).

“Transaction”	shall have the meaning set forth in Paragraph 2.1.

“Turnover”	means the aggregate amount of consideration (i) actually invoiced and collected in cash or immediately available funds by the Company in respect of the sale of goods and/or the provision of services during the relevant period, and (ii) actually invoiced but not already collected related exclusively to orders effectively signed with and delivered to (including evidence thereof) the relevant clients in respect of the sale of goods during the relevant period, provided that such invoices have been outstanding for a period expiring on the earlier of: (x) 120 (one hundred twenty) days from issuance, or (y) the date of definitive approval by the competent Authorities, both (i) and (ii) as resulting from a duly approved financial statement and/or interim financial statements (situazione patrimoniale infraannuale) prepared in accordance with the Accounting Principles and approved by the shareholders’ meeting and/or the Board of Directors, as the case may be. For the avoidance of doubt: (i) collections shall be taken net of credit notes and rebates pertaining to the period; and (ii) any extraordinary, non-operating item shall be excluded unless otherwise expressly agreed in writing by the Parties.

“Turnover Objection Notice”	shall have the meaning set forth in Paragraph 6.2(d).

“Turnover Period”	shall have the meaning set forth in Paragraph 6.1.

“Turnover Review”	shall have the meaning set forth in Paragraph 6.3(i).

“Turnover Statement”	shall have the meaning set forth in Paragraph 6.2(a).

“Underperformance Event”	shall have the meaning set forth in Paragraph 9.1.

“Underperformance Put Option Notice”	shall have the meaning set forth in Paragraph 9.2.

“Underperformance Put Option Right”	shall have the meaning set forth in Paragraph 9.1.

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1.3	Interpretation

1.3.1	Headings. The headings and titles of the Articles and Paragraphs are for ease of reference only and shall not affect the interpretation and construction of this Agreement. Unless the context expressly requires otherwise, all references in this Agreement to any “Article” and/or any “Paragraph” and/or any “letter” are to the corresponding article and/or paragraph and/or letter, respectively, of the Agreement, unless otherwise specified.

1.3.2	Italian and English terms. Where an Italian term or expression has been added in parentheses after an English term or expression in this Agreement, the Italian term shall be conclusive in interpreting the relevant English term whenever such term is used in this Agreement. Subject to the aforesaid, references to any Italian legal term or concept in parentheses after an English term or expression in this Agreement shall, in respect of any jurisdiction other than Italy, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.3.3	General clarification. Except where the context requires otherwise, words denoting the singular include the plural and vice versa; words denoting any gender include all genders. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement to the specific or similar items or matters immediately following it.

1.3.4	Obligation to “procure”. The expressions “cause” or “procure” or equivalent words used in this Agreement shall imply a promise of the fact of the third party (promessa del fatto del terzo) pursuant to Article 1381 of the Italian Civil Code.

1.3.5	Liability of the Existing Shareholders. Any provision of this Agreement that is expressed to bind, or to constitute an obligation of, the Existing Shareholders shall bind them on a joint and several basis (obbligazione solidale passiva), with the sole exception of Gioacchino Specchi, who shall be liable exclusively on a pro-rata basis (obbligazione parziaria passiva).

SECTION II – Purpose of the Agreement

2.	Purpose of this Agreement

2.1	The scope of this Agreement is to regulate the terms under which the Parties intend to carry out the transactions described below (collectively, the “Transaction”):

(a)	the approval of a new articles of association of the Company, in a form substantially in line with Annex 2.1 (a) (New Articles of Association) hereto (the “New Articles of Association”), which will provide, inter alia, for the division of the Company’s corporate capital into class “A” Quotas (“Class A Quotas”) and class “B” Quotas (“Class B Quotas”), each having the rights and prerogatives set forth in the Shareholders’ Agreement (as defined below) and in the New Articles of Association;

(b)	the conversion of all the outstanding Quotas representing the current Company’s corporate capital into Class A Quotas;

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(c)	a reserved capital increase of the Company’s corporate capital divided in three different tranches to be paid against cash contribution, namely: (a) a first tranche of an overall amount of Euro 1,275,000.00 (one million two hundred and seventy-five thousand/00), of which Euro 2,422.36 (two thousand five hundred twenty-two/36) of nominal value and Euro 1,272,577.64 (one million two hundred seventy-two thousand five hundred seventy-seven/64) of share premium, to be offered for subscription to the Investor, upon issuance of Class B Quotas (the “First Tranche of the Capital Increase”); (b) a second tranche of an overall amount of Euro 1,275,000.00 (one million two hundred and seventy-five thousand/00), of which Euro 3,971.08 (three thousand nine hundred seventy-one/08) of nominal value and Euro 1,271,028.92 (one million two hundred seventy-one thousand twenty-eight/92) of share premium, to be offered for subscription to the Investor, upon issuance of Class B Quotas, at the terms provided under following Article 6 (the “Second Tranche of the Capital Increase”); (c) a third tranche of an overall amount of Euro 2,550,000.00 (two million five hundred and fifty thousand/00), of which Euro 4,014.72 (four thousand fourteen/72) of nominal value and Euro 2,545,985.28 (two million five hundred forty-five thousand nine hundred eighty-five/28) of share premium, to be offered for subscription to the Investor, upon issuance of Class B Quotas, at the terms provided under following Article 7 (the “Third Tranche of the Capital Increase” and, together with the First Tranche of the Capital Increase and the Second Tranche of the Capital Increase, the “Capital Increase”);

(d)	the execution by the Investor, on one side, and by the Existing Shareholders and the Company, on the other side, of a shareholders’ agreement having terms substantially in line with the text set forth under Annex 2.1(d) (Shareholders’ Agreement) (the “Shareholders’ Agreement”), aimed at regulating, inter alia, the corporate governance of the Company and the restrictions on the transfer of Quotas;

(e)	the execution by the Company, on one side, and by Marco Spiga, on the other side, of a management agreement having terms substantially in line with the text set forth under Annex 2.1 (e) (Main terms and conditions of the Spiga Management Agreement) (the “Spiga Management Agreement”), aimed at regulating, inter alia, the role of Marco Spiga as chief executive officer of the Company;

(f)	the execution by the Company, on one side, and by Mario Berardinetti, on the other side, of a management agreement having terms substantially in line with the text set forth under Annex 2.1 (f) (Main terms and conditions of the Mario Berardinetti Management Agreement) (the “Mario Berardinetti Management Agreement”), aimed at regulating, inter alia, the role of Mario Berardinetti as technical director of the Company, entrusted with powers regarding the request, obtainment, management and renewal of the licenses, permits, clearances and other authorizations provided for by Royal Decree no. 773 of 18 June 1931 (Testo Unico delle Leggi di Pubblica Sicurezza) and by Law no. 185 of 9 July 1995 (Norme sul controllo dell’esportazione, importazione e transito dei materiali di armamento), as subsequently amended and restated;

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(g)	the execution by the Company, on one side, and by Mattia Berardinetti, on the other side, of a management agreement having terms substantially in line with the text set forth under Annex 2.1 (g) (Main terms and conditions of the Mattia Berardinetti Management Agreement) (the “Mattia Berardinetti Management Agreement”), aimed at regulating, inter alia, the role of Mattia Berardinetti as operating director of the Company, in particular with regard to the management and supervision of the Company’s manufacturing and production process;

(each of the transactions and activities described in this Paragraph 2.1 is an “Action to Effect the Transaction”).

2.2	Without prejudice to the above, the specific and separate undertakings and obligations imposed on any given Party under other provisions of this Agreement, each Party undertakes, to the extent of its powers and in compliance with Applicable Laws:

(a)	to perform its obligations relating to each Action to Effect the Transaction that such Party is required to carry out, within the time limits and in the manner specified in this Agreement and/or as provided by Applicable Law;

(b)	to take all actions and adopt any other measures that are necessary or appropriate, including those not expressly set out herein, to ensure that each activity and/or initiative allocated to it under this Agreement is implemented in compliance with, and pursuant to, the provisions of this Agreement and, in any event, so as to give full effect to its provisions, which shall be binding upon the Parties under Applicable Laws;

(c)	to exercise all voting rights and any other relevant rights and powers vested in it in such manner and for the purpose of giving effect to the provisions of this Agreement.

2.3	Should the need arise, or should any Party indicate the opportunity, to discuss alternative methods for implementing one or more Action to Effect the Transaction, the Parties undertake to meet to discuss such methods in good faith and to agree on their terms.

2.4	The Parties acknowledge and agree that the Transaction constitutes a single, integrated transaction and, accordingly, the Actions to Effect the Transaction are to be regarded as connected acts and agreements aimed at achieving the same Transaction, such that:

(a)	none of the Actions to Effect the Transaction shall be deemed completed unless and until all of the other Actions to Effect the Transaction have been duly and correctly carried out; and

(b)	if one or more of the Actions to Effect the Transaction are not duly and correctly carried out, the Parties shall take all necessary actions to unwind the effects of any Actions to Effect the Transaction already carried out, without prejudice in any event to their respective claims and remedies under this Agreement.

SECTION III – Execution of the investment

3.	Execution of the Transaction

3.1	The execution of the Transaction shall take place no later than January 31, 2026, or on a different date to be agreed in writing between the Parties (the “Closing Date”), at the presence of the Notary in Via Agnello no. 18, Milan.

3.2	In addition to any other actions to be taken in accordance with this Agreement or any Applicable Laws, on the Closing Date:

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3.2.1.	the Existing Shareholders shall:

(i)	procure that the directors of the Company Marco Spiga, Mattia Berardinetti and Mario Berardinetti (the “Resigning Directors”), irrevocably resign from their office with effect as of the Closing Date, also delivering a written statement declaring that they have no further claims of any kind whatsoever against the Company or the Investor, except for any compensation accrued and not yet paid as of the Closing Date, in a form substantially in line with the text set forth under Annex 3.2.1(i) (Resignation Letter);

(ii)	procure that a shareholders’ meeting of the Company is held before the Notary to unanimously resolve upon:

(a)	the approval of the New Articles of Association;

(b)	the conversion of all the outstanding Quotas in Class A Quotas;

(c)	the Capital Increase, to be offered for subscription to the Investor, upon issuance of Class B Quotas;

(iii)	procure that a shareholders’ meeting of the Company is held to unanimously resolve upon:

(a)	the acknowledgement of the resignation of the Resigning Directors as well as the granting of release and therefore the waiver of any claim or action against the Resigning Directors in connection with any act or omission carried out by them in the performance of their office as directors (except in the sole cases of willful misconduct or gross negligence);

(b)	the appointment of the new board of directors of the Company in accordance with the provisions set forth in the New Articles of Association and in the Shareholders’ Agreement (the “Board of Directors”). The Parties hereby agree that, as of the Closing Date and as better detailed in the Shareholders’ Agreement, the Board of Directors shall consist of 5 (five) members, identified as follows: (i) Marco Spiga, who shall be appointed as CEO of the Company in compliance with the provisions of following Paragraph 3.2.6; (ii) Mario Berardinetti; (iii) Mattia Berardinetti; (iv) Mr. Pierluigi Paracchi, born in Milan on May 22, 1973 and resident in Milan, Piazza Maria Adelaide di Savoia no. 1, tax code no. PRCPLG73E22F205F; (v) Mr. Paolo Salvato, born in Naples on July 31, 1973 and resident in Paris, Rue Greuze no. 2, tax code no. SLVPLA72L31F839W;

(c)	the establishment of an annual gross compensation to be granted to the Board of Directors up to a maximum amount to be determined for a net equivalent of Euro 170,000.00 (one hundred seventy thousand/00), in compliance with the provisions of the Spiga Management Agreement, the Mario Berardinetti Management Agreement and the Mattia Berardinetti Management Agreement;

(iv)	the execution of the Shareholders’ Agreement, along with the Investor and the Company;

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3.2.2	the Investor shall:

(i)	subscribe and pay-in the First Tranche of the Capital Increase by means of wire transfer of immediately available funds to be credited to the Company’s Bank Account;

(ii)	issue a waiver letter, substantially compliant to the model text attached hereto under Annex 3.2.2 (ii) (Waiver Letter), to each Resigning Director, pursuant to which the Investor undertakes to (a) waive the right – even in its capacity as a new shareholder of the Company – to pursue any claim and/or action against the Resigning Directors in connection with any act or omission carried out by them in the performance of their office as directors; and (b) fully indemnify and hold each Resigning Director harmless from and against any liability, and in respect of any claim for damages, legal action, or proceedings brought forward or initiated by the Investor (both in his capacity as individual entity and as new shareholder of the Company) in connection with their former office as directors of the Company (excluding any claims or actions brought forward by third parties) up to the effective date of their respective resignations, with the sole exception of cases of wilful misconduct or gross negligence attributable to the Resigning Director, without prejudice to the Investor’s indemnification right under Article 12 of this Agreement;

(iii)	execute the Shareholders’ Agreement, along with the Existing Shareholders and the Company;

3.2.3	Marco Spiga shall:

(i)	execute the Spiga Management Agreement, along with the Company;

3.2.4	Mario Berardinetti shall:

(i)	execute the Mario Beradinetti Management Agreement, along with the Company;

3.2.5	Mattia Berardinetti shall:

(i)	execute the Mattia Berardinetti Management Agreement, along with the Company;

3.2.6	the Parties shall:

(i)	procure that the newly appointed Board of Directors meets in plenary form in order to (a) appoint Mr. Marco Spiga as new chief executive officer and entrust him with specific management powers as provided in the Annex 3.2.6 (i) (CEO’s Management Powers); (b) grant Mr. Mario Berardinetti with the powers to request, obtain, manage and renew the licenses, permits, clearances and other authorizations provided for by Royal Decree no. 773 of 18 June 1931 (Testo Unico delle Leggi di Pubblica Sicurezza) and by Law no. 185 of 9 July 1995 (Norme sul controllo dell’esportazione, importazione e transito dei materiali di armamento), as subsequently amended and restated; (c) approve the execution of the Shareholders’ Agreement; (d) approve the execution of the Spiga Management Agreement, the Mario Berardinetti Management Agreement and the Mattia Berardinetti Management Agreement; and (e) distribute the remuneration resolved upon by the shareholders’ meeting among the directors, in compliance with the provisions of the Spiga Management Agreement, the Mario Berardinetti Management Agreement, and the Mattia Berardinetti Management Agreement;

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(ii)	execute and deliver, or cause to be executed and delivered, any document as may be necessary, under Applicable Law, to properly effect the Transaction contemplated in this Agreement or comply with any Applicable Law;

3.2.7	the Company shall:

(i)	execute the Shareholders’ Agreement, along with the Existing Shareholders and the Investor;

(ii)	execute the Spiga Management Agreement, along with Marco Spiga;

(iii)	execute the Mario Berardinetti Management Agreement, along with Mario Berardinetti;

(iv)	execute the Mattia Berardinetti Management Agreement, along with Mattia Berardinetti.

3.3	At the Closing Date, the Existing Shareholders hereby undertake to vote, as far as may be necessary, in favor of the resolutions described in Paragraph 3.2 above.

3.4	Following the full subscription of the First Tranche of the Capital Increase, the corporate capital of the Company will be held as follows:

(i)	the Investor will hold a Class B Quota with a nominal value equal to Euro 2,422.36 (two thousand five hundred twenty-two/36), representing 19.5% (nineteen point five percent) of the Company’s corporate capital on a fully diluted basis;

(ii)	Mr. Marco Spiga will hold a Class A Quota with a nominal value equal to Euro 6,000.00 (six thousand/00), representing 48.30% (forty-eight point thirty percent) of the Company’s corporate capital on a fully diluted basis;

(iii)	Mr. Mattia Berardinetti will hold a Class A Quota with a nominal value equal to Euro 3,500.00 (three thousand five hundred/00), representing 28.18% (twenty-eight point eighteen percent) of the Company’s corporate capital on a fully diluted basis;

(iv)	Mr. Gioacchino Specchi will hold a Class A Quota with a nominal value equal to Euro 500.00 (five hundred/00), representing 4.02% (four point zero two percent) of the Company’s corporate capital on a fully diluted basis.

3.5	All actions and transactions as set out in Paragraph 3.2 above shall be regarded as one single transaction, so that, at the option of the Party having an interest in the carrying out of any specific action or transaction, no action or transaction shall be deemed to have taken place and perfected if and until all other actions and transactions set out in Paragraph 3.2 above shall have taken place as provided for in this Agreement.

3.6	The completion of the Transaction shall neither affect nor have any novative effects (effetti novativi) on the rights and obligations of the Parties as provided under this Agreement, which shall remain in full force and effect as stated herein.

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4.	Interim Period

4.1	In the period between the Signing Date and the Closing Date, as defined above (the “Interim Period”), the Existing Shareholders shall carry out (and shall procure that the Company carries out) (i) the activities in the Ordinary Course and (ii) the activities consented in writing by the Investor, with the express exclusion of any activity falling within the scope of the Shareholders’ Meeting Reserved Matters First Governance Period and the Board Significant Matters First Governance Period as both defined in the Shareholders’ Agreement.

4.2	Paragraph 4.1 shall not operate so as to restrict or prevent:

(a)	any action contemplated by this Agreement;

(b)	any action taken by the Company in an emergency or other extraordinary situation with the intention of minimizing any adverse effect thereof (and of which the Investor will be promptly notified);

(c)	any action taken or omitted in order to comply with Applicable Law to the extent such actions or omissions cannot be deferred without generating any adverse effect on the Company.

4.3	If, during the Interim Period, the Company intends to carry out any of the activities outside of the Ordinary Business (such as activities falling under the Shareholders’ Meeting Reserved Matters First Governance Period and the Board Significant Matters First Governance Period as both defined in the Shareholders’ Agreement), the Existing Shareholders shall request in writing to the Investor to provide its written consent to such activities, which shall not be unreasonably withheld. The Investor so requested shall give notice to the Existing Shareholders of its decision to approve or not to approve the proposed activities within 5 (five) Business Days as from receipt of the Existing Shareholders’ written request, it being understood that if the Investor fails to reply in writing within such deadline, then the proposed activities shall be considered as declined by the Investor.

4.4	For the avoidance of doubt, the Existing Shareholders shall not have any liability under this Agreement for any action taken or omitted in accordance with any instruction from or after having received any consent from the Investor.

4.5	During the Interim Period the Existing Shareholders shall take all actions and remedies in order to accurately represent the status of the Company’s patents, even on the website.

5.	Other Closing or Post-closing undertakings

5.1	At Closing, or if not technically possible, within 10 (ten) Business Days from the date in which the Investor is registered as new shareholder of the Company the Parties shall procure that the new composition of the board of directors of the Company and relevant delegations of powers shall be filed before the competent Authorities.

5.2	Following the completion of the transactions set out in previous Paragraph 3.2, the Company:

(a)	shall, at its own expense, execute a directors’ and officers’ liability insurance policy (D&O), covering the Company and the board of directors, within 3 (three) months from the Closing Date;

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(b)	shall adopt the management and control model pursuant to Italian Legislative Decree No. 231/2001 appropriate to its business and risk profile, together with a disciplinary system and an effective internal control framework designed to prevent the commission of predicate offenses under Legislative Decree 231/2001, within 6 (months) months from the Closing Date.

6.	Undertakings regarding the subscription and payment of the Second Tranche of the Capital Increase

6.1	Notwithstanding all the other terms and conditions set forth in this Article 6, the Investor’s obligation to subscribe for and pay in the Second Tranche of the Capital Increase will be contingent upon (i) the non-occurrence of a revocation of the Licenses and (ii) the Company achieving, in the period between 1 January 2025 and 31 December 2026, or in any fraction of such period (the “Turnover Period”), an overall Turnover of at least Euro 2,900,000.00 (two million nine hundred thousand/00) (the “Target Turnover”).

6.2	For the purposes of determining whether the Target Turnover has been achieved, the following principles shall apply:

(a)	as soon as practically possible, and in any case no later than 15 July 2026, the Company shall deliver to the Investor – with copy to the Existing Shareholders – a statement that the Target Turnover has been reached, together with the interim financial statement, duly approved by the Board of Directors, and any evidence proving that the Turnover generated by the Company during the Turnover Period is at least equal to the Target Turnover (the “Turnover Statement”);

(b)	in case the Target Turnover has not been achieved as of the end of the Turnover Period, the Company shall have the right to extend the Turnover Period of additional 6 (six) calendar months, delivering to the Investor – with copy to the Existing Shareholders – a notice in which opts for the application of 6 (six) months grace period. In such case, the Turnover Statement shall be delivered by 15 January 2027;

(c)	within 10 (ten) Business Days of receiving the Turnover Statement, the Investor may request in writing any clarifications or additional supporting documentation reasonably necessary to verify the achievement of the Turnover Target, which shall be provided by the Company within 10 (ten) Business Days of the request;

(d)	should the Investor consider that the overall Turnover generated by the Company in the Turnover Period is lower than the Target Turnover, it shall serve a written notice to the Company, with copy to the Existing Shareholders (the “Turnover Objection Notice”), setting out the specific reasons why the Target Turnover would not have been reached;

(e)	the Turnover Objection Notice shall be served by the Investor within 10 (ten) Business Days as of receipt by the Investor of the Turnover Statement, if no further clarifications or supporting documentation have been requested pursuant to Article 6.2(c), or from the date the Investor receives the clarifications and additional documentation referred to in Paragraph 6.2(c). If the clarifications and/or additional documentation requested under Paragraph 6.2(c) are not provided within the required timeframe, the Turnover Objection Notice shall be deemed duly submitted. As a consequence, if no Turnover Objection Notice is served within such term, then the Target Turnover shall be deemed to have been definitively achieved, and the Investor shall proceed with the subscription and full payment of the Second Tranche of the Capital Increase within the following 10 (ten) Business Days.

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6.3	If a Turnover Objection Notice is served by the Investor to the Company and the Existing Shareholders in accordance with the provisions set forth in Paragraph 6.2 above, the following provisions shall apply:

(i)	the Investor and the Existing Shareholders shall jointly review, also in cooperation with the respective advisors, the overall Turnover generated by the Company in the Turnover Period, for the purpose to determine whether the Target Turnover has actually been reached as indicated in the Turnover Statement (the “Turnover Review”). The Turnover Review shall be carried out within 10 (ten) Business Days as of receipt of the Turnover Objection Notice by the Existing Shareholders and the Company;

(ii)	following the completion of the Turnover Review:

(a)	if both the Existing Shareholders and the Investor agree that the Target Turnover has been achieved, the Investor shall proceed with the subscription and full payment of the Second Tranche of the Capital Increase within the following 10 (ten) Business Days;

(b)	if both the Existing Shareholders and the Investor agree that the Company has not yet achieved the Target Turnover, then the Turnover Statement previously served to the Investor shall be deemed to have no effect, and the provisions of previous Paragraph 6.2 shall apply again;

(c)	if the Existing Shareholders and the Investor are unable to find an agreement on whether the Target Turnover has actually been reached as provided in the Turnover Statement, then any such Party may – also in the interest of the other Party/ies – refer the matter to the Independent Auditor, by way of written notice to be served also to the other Party/ies, within 10 (ten) Business Days following to the completion of the Turnover Review. It remains understood that, for the purpose of this Paragraph 6.3 and the following Paragraphs 6.4 and 6.5, the scope of the mandate given by the Parties to the Independent Auditor shall exclusively consist in quantifying the Turnover generated by the Company in the Turnover Period (to be determined by applying the definition of “Turnover” provided by this Agreement), for the purpose to ascertain whether such Turnover is at least equal to the Target Turnover.

6.4	Should the Independent Auditor be entrusted with the task better described under previous Paragraph 6.3(ii)(c), then the provisions of the following Paragraphs 7.3(iii) and 7.4 shall apply mutatis mutandis.

6.5	For the purpose of completing the abovementioned task, the Independent Auditor shall alternatively determine that:

(a)	the Turnover generated by the Company in the Turnover Period is equal or higher than the Target Turnover. In such case:

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(a)	the Investor shall proceed with the subscription and full payment of the Second Tranche of the Capital Increase within 10 (ten) Business Days as of the notification of the Independent Auditor’s determination to the Parties; and

(b)	bear all fees and disbursements of the Independent Auditor in connection with previous Paragraphs 6.3 and 6.4 shall be borne exclusively by the Investor.

(b)	the Turnover generated by the Company in the Turnover Period is lower than the Target Turnover. In such case:

(a)	the Investor shall not be obliged to proceed with the subscription and full payment of the Second Tranche of the Capital Increase; and

(b)	all fees and disbursements of the Independent Auditor in connection with previous Paragraphs 6.3 and 6.4 shall be borne exclusively by the Existing Shareholders.

6.6	Without prejudice to the above, the Investor shall have the right (but not the obligation) to subscribe and pay in all or part of the Second Tranche of the Capital Increase at any time before the calculation of the Turnover is made, remaining understood that, in such case, the procedure set forth under Paragraphs from 6.2 to 6.5 will not apply. In order to allow the Investor to decide whether to subscribe and pay in the Second Tranche of the Capital Increase before the Turnover calculation, the Company will prepare and deliver to the Investor, within 15 (fifteen) Business Days (i) after the end of each calendar month, a short statement providing an update regarding the accrued Turnover (also with evidence of the relevant numbers resulting from the related invoices issued by the Company) and (ii) after the end of each quarter, a short statement providing an update regarding the accrued Turnover (supported by extracts from the Company’s accounting records and bookkeeping documentation).

6.7	Following the full subscription of the Second Tranche of the Capital Increase, the corporate capital of the Company will be held as follows:

(i)	the Investor will hold a Class B Quota with a nominal value equal to Euro 6,393.44 (six thousand three hundred ninety-three/44), representing 39% (thirty-nine percent) of the Company’s corporate capital on a fully diluted basis;

(ii)	Mr. Marco Spiga will hold a Class A Quota with a nominal value equal to Euro 6,000.00 (six thousand/00), representing 36.60% (thirty-six point sixty percent) of the Company’s corporate capital on a fully diluted basis;

(iii)	Mr. Mattia Berardinetti will hold a Class A Quota with a nominal value equal to Euro 3,500.00 (three thousand five hundred/00), representing 21.35% (twenty-one point thirty-five percent) of the Company’s corporate capital on a fully diluted basis;

(iv)	Mr. Gioacchino Specchi will hold a Class A Quota with a nominal value equal to Euro 500.00 (five hundred/00), representing 3.05% (three point zero five percent) of the Company’s corporate capital on a fully diluted basis.

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7.	Undertakings regarding the subscription and payment of the Third Tranche of the Capital Increase

7.1	The Investor’s obligation to subscribe for and pay in the Third Tranche of the Capital Increase will be contingent upon (i) the Investor having subscribed the Second Tranche of the Capital Increase; (ii) the non-occurrence of the revocation of the Licenses and (iii) the Company achieving an EBITDA of at least Euro 500,000.00 (five hundred thousand/00) determined regarding to the fiscal year 2026 (the “Target EBITDA”), in accordance with the terms set forth in this Paragraph.

7.2	For the purpose of determining the achievement of the Target EBITDA, the following procedure shall apply:

(i)	within 30 (thirty) calendar days from the approval of the Company’s financial statements as of December 31, 2026 (“Financial Statement 2026”) and in any case by no later than June 30, 2027, the Company shall (and the Existing Shareholders shall cause the Company to) deliver to the Investor the Financial Statement 2026, along with the indication (supported by the relevant calculation methods and the supporting documentation) showing the determination of the EBITDA value;

(ii)	in case the Target EBITDA has not been achieved as of 31 December 2026, the Company shall have the right to extend the calculation of the EBITDA to additional 6 (six) calendar months following the date of 31 December 2026, delivering to the Investor – with copy to the Existing Shareholders – a notice in which opts for the application of 6 (six) months grace period. In such case, the EBITDA shall be calculated taking into consideration: (i) the EBITDA resulting from the Financial Statement 2026; and (ii) the EBITDA resulting from an interim financial statement as at 30 June 2027 duly approved by the Board of Directors (the “Interim Financial Statement at 30 June 2027”) and the Company shall (and the Existing Shareholders shall cause the Company to) deliver to the Investor the Financial Statement 2026 and the Interim Financial Statement at 30 June 2027, along with the indication (supported by the relevant calculation methods and the supporting documentation) showing the determination of the aggregate EBITDA value;

(iii)	should the Investor have any objection regarding the calculation of the EBITDA made by the Company and/or any of the items included in the relevant calculation, it shall serve a written notice to the Company and the Existing Shareholders (“Objection Notice”) setting out the reasons of any such objection and specifying: (a) the items it considers to be included or excluded from the EBITDA calculation (“Disputed Items”) and (b) the value of the EBITDA calculated by the Investor;

(iv)	the Objection Notice shall be served by the Investor within 30 (thirty) calendar days as of receipt by the Investor of the notification referred to under Paragraph 7.2(i) above; the EBITDA calculation made by the Company shall be deemed to be definitive and binding if the Objection Notice is not served within the term referred under this Paragraph. In such case, within 10 (ten) Business Days as of the expiration of the abovementioned term, the Investor shall proceed with the subscription and full payment of the Third Tranche of the Capital Increase.

7.3	If an Objection Notice is served by the Investor to the Company and the Existing Shareholders in accordance with the provisions set forth in Paragraph 7.2 above, the following shall apply:

(i)	the Investor, Existing Shareholders and the Company shall jointly review, in cooperation with the respective advisors, the calculation of the EBITDA, in order to find an agreement on the Disputed Items. If, within 15 (fifteen) Business Days of receipt of the Objection Notice, both the Investor and the Existing Shareholders agree that the EBITDA value achieved by the Company in fiscal year 2026 (or the aggregate EBITDA resulting from the Financial Statement 2026 and the Interim Financial Statement at 30 June 2027) is at least equal to the Target EBITDA, then the Investor shall proceed with the subscription and full payment of the Third Tranche of the Capital Increase within the following 10 (ten) Business Days;

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(ii)	if the Investor, the Existing Shareholders and the Company are unable to find an agreement on the Disputed Items and on the value of the EBITDA within 15 (fifteen) Business Days of receipt of the Objection Notice, then any such Party may submit – also in the interest of the other Party/ies – the decision on the determination of the EBITDA to the Independent Auditor, by way of written notice to be served also to the other Party/ies, within 10 (ten) Business Days as of the expiry of the aforesaid term (“Auditor Notice”);

(iii)	should the decision on any Disputed Items be entrusted to the Independent Auditor, the following provisions shall apply:

(a)	in the performance of its mandate, the Independent Auditor will act as an accounting expert (perito contrattuale) and not as an arbitrator (arbitratore) pursuant to article 1349 of the Civil Code;

(b)	to the extent that the Investor, the Existing Shareholders and the Company do not agree otherwise in writing, the Independent Auditor shall determine its own procedure and shall give each of the Party reasonable chances to make written representations to the same and the other Party/ies;

(c)	the Independent Auditor (1) will review the Financial Statement 2026, the Interim Financial Statement at 30 June 2027 (if applicable), this Agreement and the Objection Notice containing the Disputed Items and (2) by applying the criteria set forth under the definition of “EBITDA” of this Agreement, as well as other provisions of this Agreement, will determine the value of the EBITDA;

(d)	the Independent Auditor shall be instructed to render its final determination (the “Auditor Determination”) in writing to the Parties within 60 (sixty) calendar days of receipt by the same of the Auditor Notice, or the different date agreed upon in writing by the Parties;

(e)	the Auditor Determination shall indicate the assessment made by the Independent Auditor with respect to any Disputed Items, as well as the decisions taken by the Independent Auditor in relation to the value of the EBITDA. The Independent Auditor will provide a brief explanation of the reasons grounding its decision, together with supporting evidence;

(f)	it is understood that (1) the scope of the Auditor Determination shall be strictly limited to the Disputed Items, (2) the Independent Auditor shall be instructed in the Auditor Notice not to render any determination outside this scope, and (3) any determination that the Independent Auditor may give outside this scope or in breach of the other provisions hereof will not be binding on the Parties;

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(g)	the Company shall (and the Existing Shareholders shall cause the Company to) procure that the Independent Auditor will have access to all relevant books and records of the Company, as well as to the Company’s personnel and consultants, to the extent necessary in order to conduct its assessment;

(h)	the Independent Auditor shall discuss the Disputed Items with the Company, the Investor and the Existing Shareholders, as well as the respective advisors, before rendering the Auditor Determination (and the Independent Auditor shall be specifically instructed to do so in the Auditor Notice).

7.4	The Parties agree that the determinations made by the Independent Auditor in the Auditor Determination shall be final and binding upon them for the purposes of this Agreement, except in case of manifest error (errore manifesto), wilful conduct (dolo) or duress (violenza), provided in any event that the Auditor Determination can only be challenged on any of these grounds by no later than 12 (twelve) months of the date when the Auditor Determination is notified to the Party/ies challenging its contents through a judicial proceedings initiated pursuant to Paragraph 15.2.

7.5	All fees and disbursements of the Independent Auditor due in connection with the preparation and delivery of the Auditor Determination shall be borne by:

(i)	the Investor or the Existing Shareholders, depending on whether the objections raised by the Investor in the Objection Notice have been totally rejected or upheld, respectively, by the Independent Auditor;

(ii)	in no case the Company shall bear the expenses in connection with the Auditor Determination.

7.6	Should the EBITDA calculation determined in the Auditor Determination be at least equal to the Target EBITDA, the Investor shall be obliged to subscribe and fully pay in the Third Trance within 10 (ten) Business Days as of the date in which the Auditor Determination has been notified to the Parties.

7.7	Without prejudice to the above, the Investor shall have the right (but not the obligation) to subscribe and pay in all or part of the Third Tranche of the Capital Increase at any time before the calculation of the EBITDA is made, remaining understood that, in such case, the procedure set forth under Paragraphs from 7.2 to 7.6 will not apply. In order to allow the Investor to decide whether to subscribe and pay in the Third Tranche of the Capital Increase before the EBITDA calculation, the Company will prepare and deliver to the Investor, within 15 (fifteen) Business Days after the end of each calendar semester, a pro forma financial situation including, inter alia, the EBITDA accrued on a year-to-date (YTD) basis as of the relevant semester end.

7.8	Notwithstanding the provisions of Paragraphs from 6.1 to 6.6 and from 7.1 to 7.7, and in the event the Investor has not yet fully paid in the Second Tranche of the Capital Increase pursuant to Paragraph 6.6 and/or the Third Tranche of the Capital Increase pursuant to Paragraph 7.7, in case the Company needs a cash injection for growth-related initiatives (the “Growth Cash Needs”), the following will apply:

(i)	the Company shall prepare and submit to the Investor a detailed proposal outlining the specific growth-related initiatives, the corresponding financial projections, and the precise amount and timing of the required cash, along with a reasoned justification for such needs;

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(ii)	the Investor shall review such proposal and, if it deems appropriate, may request further information or propose modifications regarding the initiatives to be funded;

(iii)	upon receiving all documents, information and clarification regarding the Growth Cash Needs set forth hereunder, the Investor shall have the right (but not the obligation) to subscribe and pay in all or part of either the Second Tranche of the Capital Increase or the Third Tranche of the Capital Increase in order to financing the Growth Cash Needs.

7.9	Any advance payment of the Second Tranche of the Capital Increase and/or the Third Tranche of the Capital Increase made by the Investor pursuant to Paragraphs 6.6, 7.7 or 7.8 shall reduce the amount remaining to be subscribed and paid, as the case may be, for the Second Tranche of the Capital Increase and/or the Third Tranche of the Capital Increase accordingly.

7.10	On the date of subscription and payment of the Third Tranche of the Capital Increase by the Investor, the Parties shall:

(i)	procure that all (or certain) members of the Board of Directors in charge at the time hereof resign from their role, as the case may be, in a form substantially in line with the text set forth under Annex 3.2.1(i) (Resignation Letter). In such case, the Investor and each Existing Shareholder shall issue a waiver letter to each resigning member of the Board of Directors, substantially compliant to the model text attached hereto under Annex 3.2.2 (ii) (Waiver Letter), pursuant to which each such Party undertakes to (a) waive its right – in its capacity as shareholder of the Company – to pursue any claim and/or action against the resigning directors in connection with any act or omission carried out by them in the performance of their office as directors of the Company starting from the Closing Date and throughout the entire period during which each of them held office and (b) fully indemnify and hold each resigning director harmless from and against any liability, and in respect of any claim for damages, legal action, or proceedings brought forward or initiated by the Investor or the Existing Shareholders (as applicable) in connection with their former office as directors of the Company (excluding any claims or actions brought forward by third parties) up to the effective date of their respective resignations, with the sole exception of cases of willful misconduct or gross negligence attributable to the Resigning Director;

(ii)	procure that a shareholders’ meeting of the Company is convened for the purpose to resolve upon (a) the acknowledgement of the resignation of the members of the Board of Directors; (b) the ratification of all activities carried out by the resigning members of the Board of Directors in their capacity as directors of the Company, starting from the Signing Date and throughout the entire period during which each of them held office; (c) an irrevocable waiver of any claim or action against the resigning members of the Board of Directors in connection with any act or omission carried out by them in the performance of their office as directors (except in the sole cases of wilful misconduct (dolo) or gross negligence (colpa grave) starting from the Closing Date and throughout the entire period during which each of them held office; (d) the appointment of a new board of directors in accordance with the provisions of the Shareholders’ Agreement and the New Articles of Association concerning the governance of the Company in the scenario where the Investor holds a majority interest in the Company’s corporate capital.

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7.11	Following the full subscription of the Third Tranche of the Capital Increase, the corporate capital of the Company will be held as follows:

(i)	the Investor will hold a Class B Quota with a nominal value equal to Euro 10,408.16 (ten thousand four hundred eight/16), representing 51% (fifty-one percent) of the Company’s corporate capital on a fully diluted basis;

(ii)	Mr. Marco Spiga will hold a Class A Quota with a nominal value equal to Euro 6,000.00 (six thousand/00), representing 29.40% (twenty-nine point forty percent) of the Company’s corporate capital on a fully diluted basis;

(iii)	Mr. Mattia Berardinetti will hold a Class A Quota with a nominal value equal to Euro 3,500.00 (three thousand five hundred/00), representing 17.15% (seventeen point fifteen percent) of the Company’s corporate capital on a fully diluted basis;

(iv)	Mr. Gioacchino Specchi will hold a Class A Quota with a nominal value equal to Euro 500.00 (five hundred/00), representing 2.45% (two point forty-five percent) of the Company’s corporate capital on a fully diluted basis.

SECTION IV – Investor Put Option Rights

8.	License Put Option

8.1	The Existing Shareholders irrevocably grant to the Investor, who hereby accept, a put option right in accordance with article 1331 of the Civil Code, pursuant to which the Investor shall be entitled to sell to the Existing Shareholders, on a pro rata basis, the entire quota held by the Investor from time to time upon the occurrence of a License Revocation or a License Suspension (the “License Put Option Right”).

8.2	The Board of Directors of the Company shall (and the Existing Shareholders and the Company undertake to procure that the Board of Directors shall) notify the Investor of the occurrence of the License Revocation or the License Suspension within no later than 3 (three) Business Days (the “License Notice”).

8.3	In the event of a License Revocation or a License Suspension, the Investor shall be entitled (but not obliged) to exercise the License Put Option Right by delivering a written notice to the Existing Shareholders and the Board of Directors of the Company within 10 (ten) Business Days from receipt of the License Notice (the “License Put Option Notice”).

9.	Underperformance Put Option

9.1	The Existing Shareholders irrevocably grant to the Investor, who hereby accept, a put option right (the “Underperformance Put Option Right” and, together with the License Put Option Right, the “Investor Put Option Rights”) in accordance with article 1331 of the Civil Code, pursuant to which the Investor shall be entitled to sell to the Existing Shareholders, on a pro rata basis, the entire quota held by the Investor, from time to time, upon the occurrence of any of the following event (the “Underperformance Event”):

(a)	the Turnover achieved during the Turnover Period, as determined pursuant to Article 6 above, is less than EUR 870,000.00 (eight hundred seventy thousand/00), i.e. 30% (thirty percent) of the Target Turnover;

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(b)	the EBITDA for financial year 2026, as determined pursuant to Article 7 above, is below EUR 150,000.00 (one hundred fifty thousand/00), i.e. 30% (thirty percent) of the Target EBITDA.

9.2	In the event that an Underperformance Event occurs, the Investor shall be entitled to exercise the Underperformance Put Option Right by delivering a written notice to the Existing Shareholders and the Board of Directors of the Company (the “Underperformance Put Option Notice” and, together with the License Put Option Notice, the “Investor Put Option Notices”) within 10 (ten) Business Days from the date on which the relevant Underperformance Event is deemed to have occurred, and therefore, as the case may be:

(a)	from the determination of the Turnover pursuant to Article 6;

(b)	from the determination of the EBITDA pursuant to Article 7.

10.	Common Provision on Investor Put Option Rights

10.1	The transfer of the quotas in relation to which the Investor Put Option Right has been exercised shall take place as soon as reasonably practicable and, in any case, by no later than the 10th (tenth) calendar day following the date on which the relevant Investor Put Option Notice has been received by the Existing Shareholders, before the Notary chosen by the Investor.

10.2	The consideration for the transfer of the Investor’s quotas pursuant to Articles 9 and 8 shall be equal to the amount invested by the Investor at the time of delivery of the relevant Investor Put Option Notice, for the purpose of subscribing and paying the Capital Increase under this Investment Agreement (the “Investor Put Option Consideration”).

10.3	The Investor Put Option Consideration shall be paid for by the Investor at the execution date of the aforesaid transfer. Any costs and expenses related to the completion of the transfer of the quotas for which the Investor Put Option Right has been exercised shall be borne by the Existing Shareholders.

SECTION V – Representations and Warranties. Indemnification Obligations

11.	Representations and Warranties

11.1	The Existing Shareholders hereby grant to the Investor the representations and warranties set forth in Annex 11.1 (Representations and Warranties of the Existing Shareholders) (the “Representations and Warranties of the Existing Shareholders”), which are true and correct as of the Signing Date and shall be true and accurate as of the Closing Date, expressly acknowledging that the Investor has determined to enter into this Agreement also taking into account the truthfulness and accuracy of the Representations and Warranties of the Existing Shareholders.

11.2	The Existing Shareholders represent and warrant that they have not failed to disclose to the Investor any fact or event which (i) may give rise to Losses for the Company and/or the Investor or (ii) due to its relevance, if known, would have led the Investor not to proceed with the execution of this Agreement, and undertake to promptly inform the Investor in writing of any fact, act or circumstance occurring after the Signing Date that may render any of the Representations and Warranties of the Existing Shareholders untrue and/or inaccurate and/or incomplete.

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11.3	The Parties expressly acknowledge that the sole and exclusive limitations to each of the Representations and Warranties of the Existing Shareholders are those expressly qualified as such in the following Paragraphs and included in the Annexes to which the specific Representation and Warranty of the Existing Shareholders expressly and specifically refers for this purpose.

11.4	Any event or circumstance of which the Investor, directly or indirectly, became aware prior to the Signing Date (including, by way of example but not limitation, any information known or knowable during the due diligence activities carried out in connection with the consummation of the Transaction) which has a direct impact on the truthfulness and accuracy of the Representations and Warranties of the Existing Shareholders shall in no way exclude or limit the indemnification obligation undertaken by the Existing Shareholders pursuant to this Agreement.

11.5	The Investor hereby grants to the Existing Shareholders the representations and warranties set forth in Annex 11.5 (Investor’s Representations and Warranties) (the “Representations and Warranties of the Existing Investor”), which are true and correct as of (and including) the Signing Date and shall be true and accurate as of the Closing Date.

12.	Indemnification Obligations

12.1	Indemnification Obligation of the Existing Shareholders

12.1.1	Subject to the terms of this Agreement, and without prejudice to the limitations set forth in Paragraph 12.2, the Existing Shareholders undertake to hold harmless and indemnify the Investor and/or the Company, without duplication, and therefore to compensate, in accordance with Paragraph 1.3.5 above(the “Indemnification”):

(a)	any Loss suffered by the Company and/or the Investor, without duplication, that would not have arisen had the Representations and Warranties of the Existing Shareholders been true and correct as of the dates on which they were made;

(b)	any Loss suffered by the Investor as a consequence of the breach of any other obligation undertaken by the Existing Shareholders and/or the Company under this Agreement;

(c)	any Loss suffered by the Company arising from or relating to (i) any breach, violation, non-compliance, or any failure to obtain, maintain, renew or comply with Royal Decree no. 773 of 18 June 1931 (Testo Unico delle Leggi di Pubblica Sicurezza) and Law no. 185 of 9 July 1990 (Norme sul controllo dell’esportazione, importazione e transito dei materiali di armamento), including in connection with any licenses, permits, registrations and notifications and any related authorizations (including their suspension, revocation, expiry or late/omitted filings), as well as any fines, penalties, seizures, restrictions or sanctions imposed, all the above limited to the period between 24 July 2025 and 16 September 2025 and (ii) inaccurate references made on the Company’s website and/or other corporate communication channels regarding the existence or ownership of patents (together (i) and(ii), the “Special Indemnity”).

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12.1.2	The Parties acknowledge (and agree, to the extent necessary) that (i) the Indemnification and hold harmless rights under this Article 12 constitute an autonomous contractual remedy, which is independent of and without prejudice to, inter alia, the scope of application of Article 1490 of the Italian Civil Code et seq., and (ii) the ordinary statute of limitations set forth in Article 2946 of the Italian Civil Code shall apply. Further, the Investor acknowledges and agrees that the Indemnification obligations of the Existing Shareholders set forth in this Article 12 shall replace any other right or remedy provided by Applicable Laws or by any other source, in relation to breaches of truthfulness and correctness of the Representations and Warranties of the Existing Shareholders – without prejudice of willful misconduct (dolo) or gross negligence (colpa grave) – and any covenants or post-closing undertakings so that the Investor will not be entitled to: (i) terminate or otherwise cease the legal effects of this Agreement; (ii) fail to perform its obligations under this Agreement, including pursuant to article 1460 of the Italian Civil Code; (iii) bring any claim vis à vis the Existing Shareholders pursuant to, inter alia, articles 1467, 1492, 1494, and 1497 of the Italian Civil Code.

12.1.3	The Indemnification obligation shall be assumed by the Existing Shareholders exclusively until the expiration of the following final terms:

(a)	with respect to the Representations and Warranties of the Existing Shareholders set forth in Paragraph 1 (Fundamental Representation and Warranties), 2(i) (Employment Matters) and 2(viii) (Taxation), 2(ix) (Public Law, Authorizations and Expert Controls) of Annex 11.1 (Representations and Warranties of the Existing Shareholders) and the Special Indemnities, until the 30th (thirtieth) Business Day following the expiry of the limitation periods within which third parties and the Authorities may bring claims in relation thereto, as provided under the Applicable Laws;

(b)	with respect to the Representations and Warranties of the Existing Shareholders other than those referred to in letter (a) of this Paragraph 12.1.3, until the expiry of the 24th (twenty-fourth) month following the Signing Date.

12.2	Limitation to indemnification obligations.

12.2.1	Save for:

(a)	cases of wilful misconduct (dolo) and gross negligence (colpa grave);

(b)	breach of the Fundamental Representations and Warranties as set forth in Paragraph 1 (Fundamental Representations and Warranties) of Annex 11.1 (Representations and Warranties of the Existing Shareholders); and

(c)	Special Indemnities;

in respect of which no limitation set out in this Paragraph 12.2 shall apply, the Existing Shareholders’ liability in connection with the Indemnification shall be subject to the following limitations:

(i)	the Existing Shareholders shall not be liable in respect of an individual Claim (as defined in Paragraph 12.3.1(b) below) unless the Loss suffered by the Company or the Investor in relation to such Claim exceeds the amount of Euro 2,500.00 (two thousand five hundred/00) (the “De Minimis Threshold”). For the purposes of this Paragraph 12.2.1(i), no facts, matters or circumstances may be aggregated to form an individual Claim where they ought properly to constitute multiple Claims;

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(ii)	the Existing Shareholders shall not be liable in respect of any Claim (as defined in Paragraph 12.3.1(b) below) until the aggregate amount of all Losses suffered by the Company or the Investor in relation to all Claims received exceeds the amount of Euro 50,000.00 (fifty thousand/00) (the “Basket”), provided that if such limit is exceeded the Existing Shareholders shall be liable of the entire amount of the Indemnity and not only for the excess over the Basket. It remains understood between the Parties that, for the purpose of determining the Basket, (a) any Claim in relation to which the Company or the Investor suffered Losses not exceeding the De Minimis Threshold shall not be considered, and (b) all amount in respect of which the liability of the Existing Shareholders is excluded pursuant to the provision of this Agreement shall be disregarded;

(iii)	the total aggregate liability of the Existing Shareholders in respect of any and all Claims received in compliance with the provisions of this Article 12 shall not exceed an amount equal to 30% (thirty percent) of the amount effectively invested by the Investor at the time in which the Losses arise (the “Cap”).

12.2.2	The Existing Shareholders shall not be required to indemnify the Investor under this Article 12 with respect to any contingent or potential Loss suffered by the Company or by the Investor, unless and until such Loss:

(a)	has become actual and has been paid; or

(b)	has become the subject matter of an obligation to pay as determined by a competent Authority, with a decision/order also provisionally enforceable.

12.2.3	In no event may the Investor claim for indemnification against the Existing Shareholders for one and the same event by alleging breach of more than one of the Representations and Warranties of the Existing Shareholders, so that any liability in accordance with this Article 12 shall be determined without any duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one of the Representations and Warranties of the Existing Shareholders.

12.2.4	Any amount owed by the Existing Shareholders in connection with a Claim shall be reduced by an amount corresponding to any gain of the same nature as the Loss suffered, actually received in cash or cash equivalent by the Company or the Investor after the Signing Date, and net of any reasonable costs and expenses (including enforcement and advisors’ fees) incurred to obtain or realize such gain. For the avoidance of doubt, the Existing Shareholders shall bear the burden of proving the existence and quantum of any gain qualifying for reduction under this Paragraph.

12.2.5	The Existing Shareholders shall not be liable towards the Investor and/or the Company for any Loss arising from, or increased as a consequence of, any act or omission by the Investor, without prejudice to the provisions of Article 1227 of the Italian Civil Code.

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12.2.6	Should, at any time during the period between the Signing Date and the expiration of the terms referred to in Paragraph 12.1.3 above, any Applicable Law, regulatory rule, or administrative measure (the “Amnesty”) be granting the Company the right to settle with the competent Authority, in whole or in part, any tax, real estate (condono edilizio o urbanistico), administrative, or social security obligations of the Company, which constitute Losses pursuant to this Agreement, then:

(i)	the Existing Shareholders shall have the right, but not the obligation, to procure the Company to take advantage of any such Amnesty, promptly making available to the Company (within the limits of the Cap) the amounts due as penalties, settlement payments, or lump-sum costs pursuant to the Applicable Laws granting the Amnesty;

(ii)	the amounts promptly paid by the Existing Shareholders to the Company for the purposes of the Amnesty shall constitute Indemnification pursuant to this Article 12 and shall be considered for the purposes of the Cap.

12.2.7	Notwithstanding anything to the contrary in this Agreement, the Existing Shareholders shall not be liable pursuant to this Article 12:

(a)	for any Losses occurred as a consequence of any change in the Applicable Law (including as regards tax matters) or occurred after the Signing Date and even if such change has a retroactive effect;

(b)	for the amount of any irrevocable or non-refundable payment from third parties (including insurance companies) to which the Investor is entitled in connection with the event giving rise to indemnification.

12.2.8	If and to the extent that any amount to be indemnified by the Existing Shareholders to the Investor and/or the Company (as the case may be) give raise to actual cash tax savings for the Investor and/or the Company in the subsequent fiscal year, then, in such event and to such extent, the amount of indemnities payable by the Existing Shareholders to the Investor and/or the Company shall be reduced by an amount equal to the tax benefit actually obtained in the subsequent fiscal year by the Investor and/or the Company by virtue of such deduction. For the avoidance of doubt (i) future benefits (carryforwards) reduce the amount to be indemnified by the Existing Shareholders only when effectively used; (ii) the Investor and/or the Company shall be entitled to additional indemnity if a tax Authority disallow the deduction or increases the tax burden; (iii) the Existing Shareholders shall bear the burden of proving the existence and quantum of any tax benefit qualifying for reduction under this Paragraph. The amount of any Loss payable by the Existing Shareholders to the Investor and/or the Company hereunder shall be increased by an amount equal to any unfavorable tax increase triggered by the indemnity payable by the Existing Shareholders.

12.3	Indemnification Procedure

12.3.1	The Parties agree that all claims for indemnification which the Investor (the “Indemnified Party”) may have towards the Existing Shareholders (the “Indemnifying Party”) under this Article 12 shall be asserted and resolved in accordance with the following procedure:

(a)	after becoming aware of any fact or event which gives or may give rise to a Loss indemnifiable under this Agreement and in case no later than 60 (sixty) calendar days from such acknowledgment, under penalty of forfeiture (a pena di decadenza), the Indemnified Party shall give written notice thereof to the Indemnifying Party (the “Indemnification Notice”);

(b)	the Indemnification Notice shall (i) provide all material details relating to the claim giving rise to the request for indemnification (the “Claim”), (ii) specify whether such Claim has been raised by a third party against the Indemnified Party and/or, as the case may be, the Company (the “Third-Party Claims”) or not, and (iii) indicate with reasonable detail the factual basis and, to the extent known, the legal arguments upon which the Indemnification Notice is served, as well as the amount allegedly due by the Indemnifying Party according to such Claim, if such amount may be reasonably determined at the time when the Indemnification Notice is served;

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(c)	the Indemnifying Party may challenge the Indemnification Notice by serving a written notice thereof to the Indemnified Party (the “Notice of Challenge”) within 30 (thirty) calendar days of receipt of the Indemnification Notice, under penalty of forfeiture (a pena di decadenza);

(d)	if a Notice of Challenge is served in accordance with paragraph (iii) immediately above, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith and try to resolve any disagreements between them. Failing an amicable settlement between the Parties of their disagreement within 30 (thirty) calendar days following the date of receipt of the Notice of Challenge by the Indemnified Party, then the Investor and/or the Existing Shareholders will be entitled to submit all matters as to which an agreement is not reached between them to a judicial decision issued in accordance with Article 15 (Governing Law and Jurisdiction);

(e)	if no Notice of Challenge is served in accordance with paragraph (iii) above, then the request for indemnification contained in the Indemnification Notice shall be deemed to be definitively accepted and binding on the Indemnifying Party.

12.3.2	Without prejudice to the provisions set forth in Paragraph 12.3.1 above, any Third-Party Claims shall be handled in accordance with the following:

(i)	for as long as the Existing Shareholders will be entitled to appoint the majority of the member of the board of directors of the Company, the Third-Party Claim will be handled by the Company, under the guideline of the Existing Shareholders, without prejudice to the right of Indemnification under this Agreement. In such case, the Indemnified Party shall have the right to participate, and, to the maximum extent permitted by Applicable Law, join, at its own exclusive cost and expense, through counsels of its choice, in the defense of any claim, action, suit or proceeding, asserted or initiated, constituting the subject matter of a Third Party Claim;

(ii)	with regard to the Third-Party Claims arising following the subscription of the Third Tranche of the Capital Increase, such claims will be handled by the Company, according to the following:

(a)	upon the duly receipt of the Indemnification Notice pursuant to Paragraph 12.3.1 (a), the Indemnifying Party shall have the right (but not the obligation) to assume the defence of such Third-Party Claim by giving to the Indemnified Party a written notice thereof to the extent it has acknowledged and agreed that, if the Third-Party Claim is successful, it would be obliged to indemnify the Indemnified Party from any Losses arising from the Third-Party Claim in accordance with this Agreement. In such a case, the Indemnified Party, at its own costs and expenses, may participate to, but shall not control, the defence of such Third-Party Claim, with attorneys at law of its own choice reasonably satisfactory for the Indemnifying Party;

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(b)	if the Indemnifying Party is conducting the defence of the Third-Party Claim in compliance with letter (a) above, the Indemnified Party shall timely and fully cooperate with the Indemnifying Party and the counsels, advisors and/or attorneys at law appointed by it, in the preparation for and the prosecution of the defence of such Third-Party Claim;

(c)	in the event that the Indemnifying Party has decided not to or is not entitled to assume the defence of the Third-Party Claim, the Indemnified Party shall not settle or accept, and/or, as the case may be, shall cause that the Company shall not make or accept, any settlement agreements with respect to any Third-Party Claims or any acquiescence to any demands, assessments, judgments or orders constituting the subject matter of the Third-Party Claims, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. It being understood that if the Indemnifying Party denies its consent to a settlement agreement or acquiescence that the Indemnified Party proposes to accept, then no time or cap limitation set forth under Paragraph 12.2 above shall apply to the liability of the Indemnifying Party in respect to that Third-Party Claim, which shall be for the entire amount of any Losses resulting from that Third-Party Claim;

(d)	if an offer is made to the Indemnified Party, and/or, as the case may be, the Company, to settle any Third-Party Claim which the Indemnifying Party, but not the Indemnified Party, is willing to accept, then the Indemnified Party, and/or, as the case may be, the Company, shall be free not to enter into such settlement agreement and not to commence or continue, at their own expenses, the litigation with any such third party, but the indemnification obligations of the Indemnifying Party shall be limited to the amount of the settlement proposed by the third party and not accepted by the Indemnified Party, this being in any event without prejudice to the general exclusions and limitations set forth in Paragraph 12.2 above.

12.3.3	Without prejudice to the above provisions, for as long as the majority of the Board of Directors is appointed by the Existing Shareholders pursuant to the Shareholders’ Agreement and the New Articles of Association, the Existing Shareholders shall promptly notify in writing the Investor of any event, fact or circumstance which may give rise to a liability of the Existing Shareholders under this Agreement.

12.3.4	All payments to be made by the Indemnifying Party shall be made within 20 (twenty) Business Days from the earliest to occur of: (i) the expiration of the 30 (thirty) calendar-days period referred to under Paragraph 12.3.1 (c) above should the Indemnifying Party have failed within such term to serve the Notice of Challenge; or (ii) the date on which any matters contained in the Notice of Challenge has been finally agreed upon between the Indemnifying Parties and the Indemnified Parties in writing under Paragraph 12.3.1 (d); or (iii) the date on which any such payment becomes due under an enforceable judicial decision issued in accordance with Article 15 (Governing Law and Jurisdiction).

12.3.5	All payments to be made by the Indemnifying Party shall be made in cash.

12.3.6	In case of breach of the Investor’s Representations and Warranties, Paragraph 12.3 shall apply mutatis mutandis.

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SECTION VI – General Provisions

13.	Miscellaneous

13.1	Entire agreement. This Agreement sets forth the entire understanding and agreement between the Parties as to the matters covered herein. Without prejudice to the foregoing, the Parties acknowledge that the provision set forth in Section IV (Investor Put Option Rights) of this Agreement shall be construed as autonomous and independent from the rules governing the transfer of participations under the Shareholders’ Agreement and the New Articles of Association.

13.2	Amendments. This Agreement may be amended, supplemented or modified only by an agreement in writing signed by all the Parties.

13.3	Waiver. Neither any failure to exercise, nor any delay in exercising, any right, remedy, power or discretion hereunder shall constitute, or be deemed to be, a waiver thereof, nor shall any partial exercise of any right, remedy, power or discretion under this Agreement constitute, or be deemed to be, a waiver of such rights, remedies or powers. The rights, remedies, powers and discretions under this Agreement may be cumulated with any rights, remedies, powers and discretions available under the Applicable Laws.

13.4	No assignments. Except as specifically provided under Paragraph 13.5 below, none of the Parties has the right to transfer and/or assign, in whole or in part, this Agreement and/or any of its rights, interests or obligations hereunder, without the prior written consent of all the other Parties.

13.5	Right of Designation. The Investor shall have the right to designate a third-party investor to acquire all rights and assume all obligations under this Agreement, thereby stepping into the position of the Investor pursuant to Article 1401 et seq. of the Italian Civil Code. For this purpose, the Investor shall deliver written notice to the other Parties no later than 5 (five) Business Days prior to the Closing Date, specifying the designation and providing evidence that the designated investor has duly executed an instrument expressly accepting the terms of this Agreement. It remains understood that, in case the Investor exercises its right of designation in compliance with the provisions of this Paragraph, the Investor and the designated party shall remain jointly and severally liable for the proper and timely fulfillment of all obligations imposed on the Investor under this Agreement, in compliance with the provisions of Article 1292 et seq. of the Italian Civil Code.

13.6	Severability. If any of the provisions of this Agreement is or becomes null and void, voidable or unenforceable under Applicable Laws, the validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired. In such a case, the Parties shall nevertheless negotiate in good faith in order to agree the terms of mutually satisfactory provisions, that would allow to achieve as closely as possible the same commercial effect as the provisions that are or become null and void, voidable or unenforceable.

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13.7	Confidentiality. Without prejudice to the obligations arising from Applicable Laws, none of the Parties, shall make or publish any announcement, communication, advertising or the like with respect to the execution and performance of this Agreement, without the prior written consent of the other Parties, provided however that the restrictions set forth above shall not apply to any announcement, communication or written statement mandatorily required to be made by any Party under the Applicable Laws or under the regulations of any governmental body or any stock exchange authority, except that the Party required to make such announcement, communication or written statement shall, to the extent permitted by Applicable Laws and practicable, consult with the other Parties concerning the timing and content of such announcement, communication or written statement before such announcement, communication or written statement is made.

13.8	Expenses. With respect to the costs and expenses incurred by the Parties in connection with the negotiation, execution and performance of this Agreement, it remains agreed and understood that:

(i)	all fees, costs and expenses related to the legal and financial advisory services provided to the Existing Shareholders and the Company as of the Closing Date and in relation to the Transaction shall be borne by the Company up to a maximum amount of Euro 204,000.00 (two hundred four thousand/00), plus VAT, general expenses and mandatory contributions, and paid as follows: (a) Euro 51,000.00 (fifty-one thousand/00) upon subscription and payment by the Investor of the First Tranche of the Capital Increase; (b) Euro 51,000.00 (fifty-one thousand/00) upon subscription and payment by the Investor of the Second Tranche of the Capital Increase; (c) Euro 102,000.00 (one hundred two thousand/00) upon subscription and payment by the Investor of the Third Tranche of the Capital Increase;

(ii)	all fees, costs and expenses related to the legal, financial and technical advisors of the Investor in relation to the Transaction shall be borne by the Company, up to a maximum amount of Euro 107,000.00 (one hundred seven thousand/00), plus VAT, general expenses and mandatory contributions;

(iii)	all fees, costs and expenses due to the Notary in relation to the resolution regarding the Capital Increase shall be borne by the Company.

Therefore, in no case shall the payments made by the Company in compliance with this Paragraph be considered as an indemnifiable Loss for the purpose of this Agreement.

13.9	Signature of the Agreement. The Parties acknowledge that this Agreement may be executed by means of a handwritten signature and/or an electronic signature (firma elettronica). The notion of electronic signature shall include the qualified electronic signature (firma elettronica qualificata), advanced electronic signature (firma elettronica avanzata), digital signature (firma digitale) or simple electronic signature (firma elettronica semplice) in accordance with the relevant provisions applicable in this respect, such as in particular the eIDAS Regulation, the Italian Code of Digital Administration and the related implementing regulations. For the purpose of the provision set forth in article 20, paragraph 1-bis, of the Italian Code of Digital Administration, the Parties agree that the simple electronic signature (firma elettronica semplice) shall be sufficient in order for the Agreement to be executed in writing (in forma scritta).

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14.	Notices

14.1	Except as otherwise provided in this Agreement, any notice or other communication to be given hereunder shall be in writing and in Italian language, signed by or on behalf of the Party giving it and served to the other Parties by sending it via (i) registered email (posta elettronica certificata), or (ii) ordinary email (posta elettronica ordinaria) or (iii) registered mail with return receipt (lettera raccomandata con ricevuta di ritorno), to the address and attention of the other Parties. Any such notice or communication shall be deemed to be received:

(i)	in the case of delivery via registered email, at the time when the confirmation of delivery is received by the sender;

(ii)	in the case of delivery via ordinary email, at the time when the email is actually received by the addressee;

(iii)	in the case of delivery via registered letter with return receipt, at the time indicated on the return receipt;

provided that, in the case of delivery via registered or ordinary email, where the delivery or transmission occurs after 6 p.m. (local time of the addressee) on a Business Day (or on a day other than a Business Day), service shall be deemed to occur on the next Business Day. For the purpose of this Article 14 (Notices) the addresses and other data of the Parties are as follows:

(a)	if to the Existing Shareholders:

To:

(i)	Mr. Marco Spiga

Via Cesana e Villa no. 37

20853 – Biassono (MB)

Italy

email: marco.spiga67@gmail.com

(ii)	Mr. Mattia Berardinetti

Via Galileo Ferraris no. 8

20092 – Cinisello Balsamo (MI)

Italy

email: info@atc.srl

(iii)	Mr. Gioacchino Specchi

Via Puglie no. 8/A

20025 – Legnano (MI)

Italy

email: info@atc.srl

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(b)	if to the Investor:

To: Genenta Science S.p.A.

via Olgettina no. 58,

20132 – Milan

Italy

To the attention of: Pierluigi Paracchi

PEC (certified email): genentascience@legalmail.it

(c)	If to the Company:

To: A.T.C. S.r.l.

via dei Tigli no. 7/9

20853 – Biassono (MB)

Italy

To the attention of: Mr. Marco Spiga and Mr. Mattia Berardinetti

PEC (certified email): atcrsrl@lamiapec.it

15.	Governing Law and Jurisdiction

15.1	This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Law of the Republic of Italy, without giving effect to its principles or rules of conflict of Laws.

15.2	Any disputes arising out of, or in connection with, this Agreement shall be decided by the Court of Milan (Italy) on an exclusive basis.

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Annex F

(Golden Power Communication)

[annex follows on the next page.]

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Annex 2.1(a)

(New Articles of Association)

[annex follows on the next page.]

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Annex 2.1 (d)

(Shareholders’ Agreement)

[annex follows on the next page.]

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Annex 2.1(e)

(Main terms and conditions of the Spiga Management Agreement)

[annex follows on the next page.]

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Annex 2.1(f)

(Main terms and conditions of the Mario Berardinetti Management Agreement)

[annex follows on the next page.]

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Annex 2.1(f)

(Main terms and conditions of the Mattia Berardinetti Management Agreement)

[annex follows on the next page.]

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Annex 3.2.1(i)

(Resignation Letter)

[annex follows on the next page.]

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Annex 3.2.2 (ii)

(Waiver Letter)

[annex follows on the next page.]

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Annex 3.2.6 (i)

(CEO’s Management Powers)

[annex follows on the next page.]

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Annex 11.1

(Representations and Warranties of the Existing Shareholders)

1.	Fundamental Representation and Warranties

(i)	Consents and No-Conflict

a.	Each Existing Shareholder has the legal capacity and the power to execute this Agreement and to fulfil all of its obligations arising under it.

b.	Each Existing Shareholder is duly authorized by the competent body to enter into and perform its obligations under or in connection with this Agreement.

c.	The signing of the Agreement – with the exception of the Golden Power Communication under Recital F – does not require approval or other expression of will by third parties and said signing does not lead to violations: (a) of Applicable Law or regulations applicable to the Existing Shareholders, (b) of the Existing Shareholders’ articles of association (if applicable), and (c) of any other resolutions, judicial or arbitral decision or provision, filed against the Existing Shareholders.

(ii)	Capitalization of the Company

a.	Except for this Agreement, there are no options, warrants, conversion or subscription rights, or any other agreements, contracts, or commitments of any kind that, whether conditionally or upon the exercise of third-party rights, obligate the Company to offer for subscription or sell any new or existing Quotas or other equity interests, or any other instruments convertible into quotas or equity interests, or any type of financial instruments with equity participation, or to repurchase or redeem any of their own quotas or equity interests.

(iii)	Title to quotas

a.	There are no shareholders of the Company other than the Existing Shareholders. Except for the Agreement, there are no options, instruments whatsoever convertible, warrants, conversion or subscription rights, agreement, contracts or commitments or any other right to purchase or otherwise acquire (or pursuant to which any of shareholders is obliged to issue or transfer) the Quotas of the Company or create Encumbrances thereon.

2.	Business Representation and Warranties

(i)	Employment Matters

a.	Schedule (i) (Employee) sets out all the employees of the Company (the “Employees”), as well as the relevant category, job level, type of employment, remuneration payable (both fixed and variable, if any) and other principal benefits provided.

b.	There are no pending or threatened labour related litigation involving any individual anyhow engaged by the Company and the latter has not been addressed with any collective dispute, nor with any inspection by the labour Authorities (including health and safety Authorities, INPS, INAIL, ITL, etc.) for breaches of statutory labour Applicable Law and/or contractual provisions, including by way of example incorrect payment of social security charges, applicable collective bargaining agreements, individual agreements and/or access to state funded workers suspension plans (e.g., CIGO, CIGS, solidarity contracts).

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c.	There are no individuals, other than the Employees, who are entitled to successfully claim to be employees of the Company, reinstated or reengaged or reassessed as subordinate employee by the Company. The Employees are and have always been properly classified in compliance with the legal and collective bargaining agreements’ employment categories according to the duties, tasks and responsibilities entrusted to them as per the employment contracts or performed on a de facto basis and none of them could validly claim to be reclassified in a higher employment level or to have been demoted.

d.	In the last 24 (twenty-four) months there have not been any grievances, and/or complaints and/or disciplinary procedures concerning any of the Employees notified to the Company.

e.	The Transaction does not constitute a reason for termination of any agreement with the Employees and does not impact the employment or remuneration conditions of the Employees and, in particular, does not trigger or accelerate the payment of any bonus towards either Employees or directors or consultants.

f.	Except for collective bargaining agreements applied to the Employees’ agreements, the Company is not legally bound by any other works agreements and company practices, or labour union contracts applicable to Employees (including company level agreements). There are no stock options plans or other variable remuneration of any kind recognized to the Employees, including compensation or transaction bonuses to be paid in connection with the completion of the envisaged Transaction. The Company has no ongoing information and consultation procedures with the trade unions.

g.	The Company has made all necessary filings and taken all actions required to be made or taken, under social security, labour and welfare Applicable Laws, with respect to each of the Employees, including registration in the appropriate books. All obligations of the Company towards the Employees arising under Applicable Law or under any other applicable arrangement, also at individual level, have been duly performed and discharged. The Company has paid, or has made specific provisions and / or allocations for the payment – in a reasonable amount – of, the severance payment (“trattamento di fine rapporto”) of all Employees and all labour related liabilities of the Company relating to benefits and other accrued outstanding payments and indemnities of any kind however related to the Employees (including but not limited to wages, salaries, bonuses, benefits, accrued holiday pay and holiday entitlements, supplementary monthly salaries, insurance, social security costs, health care assistance contributions, withholding taxes and other deferred obligations of any kind) to be paid under the Applicable Law, the collective bargaining agreements and the individual employment agreements.

h.	There is no litigation pending or threatened in writing by any person concerning employment and/or the right to be on the payroll of the Company.

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(ii)	Financial Statements and Accounting

a.	The financial statements of the Company (the “Financial Statements”) have been prepared in accordance with the Applicable Law and the Accounting Principles, more specifically, the Company’s net worth (Patrimonio Netto) updated as of 31 December 2024 (“Reference Balance Sheet” and together with the Financial Statements, the “Accounts”), is correct in its composition and amount. The Accounts give, on a stand-alone basis, a true and correct representation (rappresentazione veritiera e corretta) of the assets and liabilities (situazione patrimoniale) as well as reflect and show the economic and financial position of the Company. There are no debts and/or liabilities other than those included in the Reference Balance Sheet.

b.	The accounting and other books and records of the Company are and have been properly kept in all material respects in compliance with the Applicable Laws (including any tax laws) and the accounting principles and correctly reflect all transactions required to be recorded therein.

c.	The Company has no financial debt and no liabilities vis-à-vis the Existing Shareholders and their related parties, save for: (i) the shareholders’ loan of Euro 87,546.30 (eighty-seven thousand five hundred forty-six/30) granted to the Company, for which all supporting documentation are available to the Company; (ii) the amount of Euro 12,000.00 (twelve thousand/00) to be paid to Marco Spiga and Mattia Berardinetti in relation to the services provided by them in favor of the Company throughout the month of November 2025.

d.	The economic and financial position of the Company was subject to no variation compared to that indicated in the Accounts, except for variations attributable to its management in the ordinary course of business. The Company has been managed in accordance with the ordinary course of business. The Company has not resolved upon, declared, paid or made any dividend, return of capital, or other distribution of profits, reserves, capital, or other funds or assets (whether in cash or otherwise) or any other distribution or payment to any of the Existing Shareholders, including for the payment of consulting, management and other fees.

e.	The Company’s commercial receivables reflected in the Accounts are shown net of bad debt provision and of any reasonable or necessary allocation or provisions for receivables risk.

f.	The Company’s commercial receivables reflected in the Accounts, as well as those arisen afterwards are (i) current, certain, liquid, collectible and payable in accordance with their terms and (ii) valid, genuine, binding.

g.	The Company had no liabilities (including of contingent nature) or obligations of any other nature other than those recorded in the Financial Statements.

(iii)	Assets

a.	The assets (whether intangible or tangible, movable or immovable, registered or non-registered) shown in the Accounts are free from Encumbrances.

b.	The Company entered into a lease agreement with the lessee regulating the right of the Company to use the premises in which conduct its business. The relevant lease agreement is binding, in full force and effect and enforceable in accordance with its terms and shall continue unimpaired also after the Signing Date in accordance with its provisions. The Company has complied with the terms of the relevant lease agreement.

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c.	The premises used by the Company to conduct the business are compliant with all material Applicable Law and have been validly authorized by the competent Authority to conduct the business.

d.	As of the Signing Date, no extraordinary maintenance works is required to comply with the Applicable Law.

(iv)	Financial documentation

a.	The Company is not a party to any loan, financing agreement or similar agreement, except for the loan agreement entered into with ArtFidi Lombardia S.c.r.l..

(v)	Transactions with Related Parties

a.	The Company has not engaged in any transactions with related parties, nor has it undertaken any commitments related to the execution of transactions with related parties, with the exception of: (i) the lease agreement of the premises located in Biassono (MB), Via dei Tigli no. 7/9, entered into with MASPI Immobiliare S.r.l. on October 31, 2025; and (ii) the collaboration agreement entered into with Mario Berardinetti on May 29, 2025 that have been carried out at arm’s length and in line with market practice and at standard conditions.

(vi)	Intellectual Property

a.	The Schedule (vi) (Intellectual Property) lists all intellectual property rights (“Intellectual Property Rights”) of which the Company is the owner or of which it has, in whatever capacity, the availability and enjoyment, which are free from constraints of any kind or other restrictions or limitations on use.

b.	The Company is the full and sole owner of the Intellectual Property Rights it uses in the conduct of its business. No third party may lawfully use, apply for and/or register Intellectual Property Rights similar to and/or including elements or components thereof in the territories in which they are used and/or registered.

c.	The Company is the full and sole owner of the domain name used for its website or has valid and transferable rights to it. The domain name registration is subsisting and duly renewed.

d.	In the performance of its activities, the Company does not infringe intellectual property rights of third parties.

e.	All filings, renewals, fees and formalities relating to registered Intellectual Property Rights have been duly and timely made and paid.

(vii)	Litigation and Claims

a.	The Company is not engaged in any pending litigation (whether criminal, civil, administrative or tax), arbitration or alternative dispute resolution process. The Company has not been notified or threatened in writing, nor has the Company notified or threatened any other party, of any litigation, arbitration or dispute resolution process. There have been no inquiries, investigations, hearings or prosecutions.

b.	There are no controversies and no investigations commenced by any competent authority are pending or threatened in writing with respect to the conduct of business by the Company.

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(viii)	Taxation

a.	All Taxes of any nature whatsoever for which the Company has been liable or for which the Company has been liable to account for, have been duly and timely paid (insofar as such Taxes ought to have been paid before or on the Signing Date) and adequate provisions and accruals have been made in the relevant financial statements.

b.	There are no investigations, tax audits, assessment or inspections for Tax due. There are no claims or notices of assessments - pending or threatened in writing – for Tax due nor there are Tax claims or proceedings before any judicial or administrative authority in connection with the assessment of Tax howsoever.

c.	All Tax records to be maintained by the Company are kept in accordance with Applicable Laws.

d.	The Company have formed and calculated all the taxable bases on which Taxes have been levied, by acting in compliance with the relevant Applicable Laws.

e.	The Company is not currently under negotiations to enter into any agreement with any tax Authority.

f.	The Company is and at all times has been resident for Tax purposes in its respective jurisdictions of incorporation and is not and has not at any time been residents for Tax purposes in any other jurisdictions.

g.	The Company has prepared, has fully available and has duly filed where necessary, any documentation required under Applicable Laws. All transactions between the Company and the Existing Shareholders have been conducted on arm’s-length commercial terms, represent transactions effectively existing and inherent to the business and are based on appropriate documentation in compliance with Applicable Law.

(ix)	Public Law, Authorizations and Export Controls

a.	The Company holds, and has at all times complied with, all authorizations, licenses, registrations and certifications necessary for the manufacture, assembly, sale, export and import of weapons, weapon parts and accessories, including authorizations under Articles 28 and 31 of T.U.L.P.S., registration with the National Register of Defence Companies (R.N.I.), NCAGE code and any UAMA or other export control authorizations. All such authorizations and licenses are valid and in full force and effect.

b.	No proceeding is pending or threatened in writing for their suspension, revocation or non-renewal. All required notices (including to SeRNI under Article 22 of Law No. 185/1990) regarding changes in corporate governance, legal representation and ownership have been duly submitted.

c.	Any delegations of powers concerning the Licences (including powers of attorney for representation before competent authorities) are duly and correctly reflected in the Company’s current Chamber of Commerce extract (visura camerale).

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d.	All firearms for civilian use sold by the Company have been duly tested and registered with the Italian National Proof House (Banco Nazionale di Prova) and the Company maintains the daily operations register under Article 35 of T.U.L.P.S. in compliance with Applicable Law.

e.	The Company has not executed, and does not contemplate executing, any exports or transactions in violation of Law No. 185/1990 or other export control laws, including restrictions concerning countries involved in armed conflict. Where applicable, the Company has obtained all necessary authorizations or falls within valid emergency derogation regimes.

f.	The NCAGE code “AU639” remains currently active and has not been cancelled or suspended.

(x)	Data Protection and Surveillance Systems

a.	The Company complies with Applicable Data Protection Laws (including GDPR and the Italian Privacy Code) with respect to all processing of personal data of customers, suppliers, employees, website users and other data subjects.

b.	The Company maintains appropriate privacy notices, registers of processing activities, data processor appointments, cookie policies/banners and technical-organizational measures commensurate with its processing activities.

c.	The Company’s CCTV systems have been installed and are operated in compliance with Applicable Law, including labour law requirements (Article 4 of Law No. 300/1970) and GDPR, and the Company has obtained any trade union agreement or labour authority authorization required. All mandatory information notices have been properly displayed and made available.

(xi)	Commercial Agreements

a.	All commercial agreements to which the Company is a party that have not reached their natural expiry and have not been fully performed are valid, effective, and binding in accordance with the terms agreed therein, and there are no breaches by the Company nor any conditions or circumstances that could constitute, or give rise to, such breaches.

b.	No agreement requires any counterparty consent or grants termination rights triggered by the Transaction.

(xii)	Completeness of the Representation and Warranties of the Existing Shareholders

a.	The Representations and Warranties of the Existing Shareholders are true and complete, and there are no other acts, facts, circumstances, or elements from which prejudicial consequences could arise, or that could otherwise affect, the Company’s value, which have not been mentioned in the Agreement.

(xiii)	Compliance with Applicable Law

a.	The Company did not receive and is not aware of claims from competent Authorities or third parties alleging violations (or threatened violations) that would result in Losses, administrative fines or injunctive measures in relation to the proper conduct of the Company’s business as well as to the compliance with Applicable Laws.

b.	The Company and its directors carried out their Business’ duties and activities in all material respects in a proper manner so that no one can reasonably claim any material violations that would result in Losses, material administrative fines or injunctive measures for the Company and its shareholders.

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Annex 11.5

(Representations and Warranties of the Investor)

1.	The Investor is a corporation duly incorporated, registered and validly existing under the law of the Republic of Italy.

2.	The Investor has the legal capacity and the power to execute this Agreement and to fulfil all of its obligations arising under it.

3.	The Investor is duly authorized by the competent body to enter into and perform its obligations under or in connection with this Agreement.

4.	The signing of the Agreement – except for the Golden Power Communication under Recital F – does not require approval or other expression of will by third parties and said signing does not lead to violations: (a) of Applicable Law or regulations applicable to the Investor, (b) of the Investor’s by-laws, and (c) of any other resolutions, judicial or arbitral decision or provision, filed against the Investor.

5.	The Investor has, or shall have as of the date on which each relevant obligation becomes due, sufficient financial resources of its own and/or committed and available credit facilities to fully carry out each obligation imposed on the Investor under either this Agreement or any other legal document related to the Transaction, including – by way of example and not limited to – the obligation to pay the First Tranche of the Capital Increase, the Second Tranche of the Capital Increase and the Third Tranche of the Capital Increase.

6.	The Investor is not subject to any insolvency, restructuring or other similar proceedings commenced under Applicable Law, and it is not unable to pay its debts as they fall due, nor has it stopped paying its debts as they fall due.

7.	There is no claim, judgement, administrative or regulatory procedure, legal or judicial proceedings – including enforcement proceedings (procedure esecutive) – of any kind which may give rise to an Encumbrance on the participations representing the Investor’s corporate capital has been initiated, threatened or brought forward by anyone vis à vis the Investor or its shareholders.

***

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We kindly ask you to confirm that the foregoing correctly represents the terms of the agreements reached by reproducing our proposal in a separate document, duly signed and initialled on each page by a duly authorised signatory.

Genenta Science S.p.A.

/s/ Pierluigi Paracchi
Name:	Pierluigi Paracchi
Title:	Chairman of the board of directors

***

In sign of full and unconditional acceptance.

Electronically signed by Marco Spiga, as Existing Shareholder and director of A.T.C. S.r.l.

Electronically signed by Mattia Berardinetti, as Existing Shareholder and director of A.T.C. S.r.l.

Electronically signed by Gioachino Specchi, as Existing Shareholder

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